Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

INGEVITY CORPORATION,

AND

MAINSTREAM PINE PRODUCTS, LLC

September 3, 2025

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Exhibits

Exhibit A – Form of Bill of Sale

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of IP Agreement

Exhibit D – Form of Transition Services Agreement

Exhibit E – Form of Reciprocal Plant Operating Agreement Term Sheet

Exhibit F – Form of Ground Lease

Exhibit G – Form of Supply Agreement

Exhibit H – Form of Tolling Agreement

Exhibit I – Form of Restrictive Covenant Agreement

Exhibit J – Agreed Accounting Principles and Working Capital Sample Calculation

Exhibit K – R&W Insurance Policy

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 3, 2025 (the “Signing Date”), is entered into by and between Mainstream Pine Products, LLC, a Delaware limited liability company (“Purchaser”), and Ingevity Corporation, a Delaware corporation (“Seller”). Seller and Purchaser are referred to in this Agreement from time to time each as a “Party” and together as the “Parties.” Capitalized terms used are defined or cross-referenced in Article I below.

RECITALS

WHEREAS, among its other business lines, Seller, directly or through certain of its Affiliates, is engaged in the business of developing, manufacturing, marketing and selling its CTO-based products within Seller’s industrial specialties product line;

WHEREAS, in connection therewith, Seller, directly or through certain of its Affiliates, owns and operates a CTO refinery and other related assets (the “Refinery”), located at 5598 Virginia Avenue, North Charleston, South Carolina 29406;

WHEREAS, Purchaser desires to purchase substantially all of the assets, and assume and acquire certain of the rights and liabilities of, Seller or certain of its Affiliates, as applicable, that relate to or are used in connection with (a) the Industrial Specialties Product Line and (b) the Refinery and Seller’s and its Affiliates’ operation thereof, and the Seller desires to (and will cause certain of its Affiliates to) sell substantially all of such assets, and transfer certain of such rights and liabilities, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Seller’s willingness to enter into this Agreement, Purchaser has obtained an executed binder from the insurance company identified therein committing to issue (subject to the terms and conditions thereof) the R&W Insurance Policy.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Accounts Receivable” is defined in Section 2.01(b)(iv).

“Action” means any action, claim, suit or proceeding by or before any Governmental Authority.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreed Accounting Principles” means using the accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies set forth on Exhibit J.

“Agreement” is defined in the preamble.

“Allocation” is defined in Section 3.04.

“Allocation Methodology” is defined in Section 3.04.

“Allocation Review Period” is defined in Section 3.04.

“Allocation Schedule” is defined in Section 3.04.

“Alternative Transaction” means the sale of material assets or equity of the Businesses or any portion thereof to or with a party other than Purchaser or its Affiliates other than (a) transactions involving the sale of inventory or other assets or grants of non-exclusive licenses, in either case, in the ordinary course of business, (b) common-control transactions by Seller or its Affiliates for internal restructuring purposes, or (c) change of control transactions involving Seller as a whole.

“Asset Schedule” is defined in Section 5.03(a).

“Asset Schedule Date” is defined in Section 5.03(a).

“Assigned Contracts” is defined in Section 2.01(b)(v).

“Assignment and Assumption Agreement” is defined in Section 4.02(b).

“Assumed Incentive Compensation” is defined in Section 7.04(e).

“Assumed Liabilities” is defined in Section 2.03.

“Base Purchase Price” is defined in Section 3.01.

“Benefit Plan” means each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, and other similar agreement, plan, policy, program, or practice (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including an “employee benefit plan” as such term is defined or interpreted under Section 5(3) of ERISA and a “voluntary employees’ beneficiary association” (VEBA) within the meaning of Section 701(c)(9) of the Code, whether or not tax-qualified and whether or not subject to ERISA.

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“Bill of Sale” is defined in Section 4.02(a).

“Books and Records” means all documents, instruments, papers, books and records, books of account, files, data and certificates of Seller (or its Affiliates, if applicable) exclusively related to the Business, excluding the Organizational Documents of Seller or any of its Affiliates.

“Budget” is defined in Section 5.21(d).

“Businesses” means, collectively, the Refinery Business and the Industrial Specialties Business.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of South Carolina are authorized or obligated to close.

“CARES Act” means the U.S. Coronavirus Aid, Relief, and Economic Security Act, as amended, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65).

“Closing” is defined in Section 4.01.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Payment” is defined in Section 3.01.

“Closing Statement” is defined in Section 3.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition, or similar agreement with respect to employees of Seller or other Contract with a Union, including a neutrality or accretion clause or agreement.

“Confidential Information” is defined in Section 7.07(b).

“Continuous Assets” means the assets identified on Schedule 1.01(d).

“Consents” means any consents, approvals, exemptions, waivers, authorizations, filings, registrations, or notifications.

“Contract” means any written agreement, contract, lease, license, or other legally binding written commitment or written undertaking.

“County” is defined in Section 7.16.

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“CTO” means crude tall oil, a wood extractive recovered from the softwood Kraft pulp process after acidulation of black liquor soap skimmings with CAS Number 8002-26-4.

“Customs and International Trade Laws” means any Law or other decision or requirement having the force or effect of a Law and as amended from time to time, of any Governmental Authority, concerning the importation of products, the exportation or reexportation of products (including technology, software, technical data and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, but not limited to, as applicable, the Tariff Act of 1930 and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by OFAC and the antiboycott Laws administered by the U.S. Departments of Commerce and Treasury.

“Data Room” means the electronic documentation site established by Ideals on behalf of Seller for purposes of making information available to Purchaser in connection with the Transaction.

“Deficit” is defined in Section 3.03(e).

“Direct Claim” is defined in Section 12.04(c).

“Disclosure Schedule” means the disclosure schedule that has been prepared by Seller in accordance with the requirements of Article V of this Agreement and has been delivered by Seller to Purchaser on the date hereof.

“Dispute Notice” is defined in Section 3.03(b)(i).

“DOJ” is defined in Section 7.02(b).

“Effective Time” means 12:01 a.m. Eastern Standard Time on the Closing Date.

“Earnout Calculation Date” is defined in Section 3.06(a).

“Earnout Calculation Statement” is defined in Section 3.06(a).

“Earnout Objection Period” is defined in Section 3.06(b).

“Earnout Objection Statement” is defined in Section 3.06(b).

“Earnout Payment” is defined in Section 3.05.

“Earnout Period” is defined in Section 3.05.

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“Environmental Law” means any Law, existing and as in effect on the Closing Date, relating to: (a) pollution (or the cleanup thereof), public or worker health or safety, or the protection of natural resources, endangered or threatened species, or the natural or man-made environment; or (b) the presence, generation, handling, treatment, storage, exposure to, transportation, Release, disposal, reclamation, reuse, production or remediation of any Hazardous Material.

“Environmental Permit” means any material Permit issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of: (a) a controlled group of corporations (as defined in Section 414(b) of the Code); (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); (c) an affiliated service group (as defined under Section 414(m) of the Code); or (d) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes the Seller.

“Estimated Working Capital” is defined in Section 3.02.

“Estimated Working Capital Deficit” is defined in Section 3.01.

“Estimated Working Capital Surplus” is defined in Section 3.01.

“Excluded Assets” is defined in Section 2.02.

“Excluded Inventory” is defined in Section 2.02(l).

“Excluded Liabilities” is defined in Section 2.04.

“Existing Stock” is defined in Section 7.05(b)(i).

“Extra-Contractual Statement” is defined in Section 12.08.

“Feedstock Inventory Analysis Spreadsheet” is defined in Section 4.02(o).

“FILOT Agreements” is defined in Section 4.02(s).

“FILOT Benefits” is defined in Section 7.16.

“Final Amounts” is defined in Section 3.03(c).

“Final Closing Date Payment” is defined in Section 3.03(c).

“Final Earnout Calculation Date” is defined in Section 3.06(a).

“Final Working Capital” is defined in Section 3.03(c).

“Final Working Capital Deficit” is defined in Section 3.03(c).

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“Final Working Capital Surplus” is defined in Section 3.03(c).

“Finished Goods Inventory Analysis Spreadsheet” is defined in Section 4.02(p).

“Foreign Inventory” is defined in Section 2.01(b)(iii).

“Forum” is defined in Section 13.12(b).

“Funds Flow Memorandum” is defined in Section 4.02(k).

“Fraud” means, with respect to a Party, an actual, knowing and intentional misrepresentation of any representation or warranty in this Agreement or any certificate delivered at Closing made by such Party as determined under applicable Law in the State of Delaware.

“FTC” is defined in Section 7.02(b).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Enforceability Exception” means: (a) any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws affecting the rights and remedies of creditors generally; and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Governmental Authority” means any federal, state, local or foreign government (or department thereof), agency, board, commission, court of competent jurisdiction or other governmental or regulatory authority or instrumentality.

“Ground Lease” is defined in Section 4.02(f).

“Ground Lease Parcel” is defined in Section 8.09.

“Hazardous Material” means any substances, materials or wastes listed, defined, designated, or classified as a pollutant or contaminant or as hazardous, toxic, or radioactive, or words of similar meaning and regulatory effect, or that are otherwise regulated under any Environmental Law, including oil and petroleum products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“Income Tax” means any Tax that is imposed on, or measured by, net income or gross income, however determined.

“Indemnified Party” is defined in Section 12.04.

“Indemnifying Party” is defined in Section 12.04.

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“Industrial Specialties Business” means the business conducted by Seller, directly or indirectly through its Affiliates, immediately prior to the Closing exclusively related to the development, manufacture, marketing and selling of the Industrial Specialties Product Line.

“Industrial Specialties Product Line” means the industrial specialties products owned by Seller or its Affiliates identified on Schedule 1.01(c); provided, however, that, for the avoidance of doubt, the “Industrial Specialties Product Line” shall not include the Seller’s lignin dispersant and alternative fatty acid based products, road technologies product line (including pavement preservation, road construction, pavement reconstruction and road markings), any other business or products not set forth on Schedule 1.01(c), or any operations, assets, manufacturing, sales or distribution related to any of the foregoing.

“Independent Accountant” is defined in Section 3.03(b)(ii).

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, Verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) websites; (e) logos, marks and other identifiers of source (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof; (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) rights in trademarks, logos, all identifiers of source, service marks, trade names, trade dress, fictitious business names (D/B/As) and domain names, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“Interim Earnout Calculation Date” is defined in Section 3.06(a).

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“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article XI.

“Insurance Policies” is defined in Section 5.22.

“Inventory” is defined in Section 2.01(b)(iii).

“IP Agreement” is defined in Section 4.02(c).

“IP Contracts” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property Rights to which Seller is a party, beneficiary or otherwise bound other than: (a) that is used or held for use in the conduct of the Businesses as currently conducted or proposed to be conducted and nonexclusive licenses obtained in the ordinary course of business that are either (i) “shrink wrap,” “click wrap,” Software as a service, or similar licenses for unmodified “off-the-shelf” Software, (ii) licenses of open source Software, or (iii) Software or Software as a service licenses that are generally commercially available for less than fifty thousand U.S. dollars ($50,000) annually, in each case under a license that permits the use and exploitation made by Seller of such Software; or (b) a Contract, including a Contract with a Governmental Authority, entered into by Seller in the ordinary course of business granting only a nonexclusive license (i) to a supplier or contractor for the sole purpose of supplying or performing services for Seller, (ii) to a customer on terms and conditions substantially the same as a Seller’s standard form customer Contract, or (iii) to a Governmental Authority granting rights substantially consistent with standard government contract data rights clauses.

“IRCA” is defined in Section 5.15(c).

“IS Contracts” is defined in Section 2.01(b)(v).

“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, systems, platforms, or infrastructure (whether or not locally hosted or cloud-based) and all associated documentation, in each case, used or held for use in the operation of the Businesses.

“ITC Lease” is defined in Section 4.02(m).

“Law” means any and all applicable laws (including common law), statutes, constitutions, rules, regulations, ordinances, codes (including the Code), Orders and other pronouncements of any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority) having the effect of law.

“Leased Employees” is defined in Section 7.04(a).

“Leasehold Policy” is defined in Section 8.10.

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“Liability” means any debts, obligations, duties, guarantees or liabilities of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), regardless of whether any such debts, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, pledge, charge, encumbrance, financing statement, hypothecation, security interest, easement, plat restriction or deed restriction.

“Losses” means losses, damages, Liabilities, costs, deficiencies, or expenses, including reasonable attorneys’ fees, interest, and court costs, whether accrued, absolute, contingent, or otherwise, known, or unknown, or due or to become due, express, or implied, in law or in equity or based on contract, tort or otherwise.

“Major Customer” is defined in Section 5.14(a).

“Major Supplier” is defined in Section 5.14(b).

“Material Adverse Effect” means: any change, event, occurrence, state of facts, event, circumstance, or development, that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the Businesses, the Purchased Assets, or the financial condition or operations of the Businesses or (b) the ability of Seller to perform its obligations under this Agreement or any other Transaction Document, or to consummate the Transaction; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in national, regional, local, international or global economies; (ii) changes generally affecting the industries in which the Businesses operate, whether international, national, regional, state, provincial or local; (iii) changes in national or international political or social conditions in the United States or any other country or region in the world, including any acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (iv) effects of weather, meteorological events or other natural disasters, epidemics, pandemics, diseases or health emergencies or other health crisis or public health event, or the worsening of any of the foregoing and other force majeure events, in each case in the United States or any other country or region in the world (but in the case of a weather or meteorological event including, without limitation, hurricanes, tornadoes and floods, as described in this subsection (iv), only to the extent such event does not materially and adversely affect the operations of the Businesses); (v) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index; (vi) changes in Law, regulations, Orders, or other binding directives issued by any Governmental Authority or other legal or regulatory conditions (or the interpretation thereof); (vii) changes in GAAP (or other accounting principles or regulatory policy), or the interpretation or enforcement thereof; (viii) the announcement of this Agreement or the other Transaction Documents or the consummation of the Transaction; (ix) the failure by the Businesses to meet any revenue or earnings predictions, projections or forecasts for any period (provided, however, that this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect); or (x) actions or omissions required to be taken or not taken by the Seller in accordance with this Agreement or the other Transaction Documents that are consented to in writing by Purchaser or any of its Affiliates.

“Material Contracts” is defined in Section 5.11(a).

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“Material Permits” is defined in Section 5.06.

“Maximum Earnout Amount” is defined in Section 3.05.

“Nonparty Affiliate” is defined in Section 13.14.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Order” means any order, writ, judgment, preliminary or permanent injunction, stipulation, determination, award or other legally enforceable requirement issued, made, rendered, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority or arbitrator.

“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

“Outside Date” means January 31, 2026.

“Outstanding Retention Amount” is defined in Section 12.02(b)(ii)(B).

“Party” or “Parties” is defined in the preamble.

“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations, and similar rights required by Law and issued by any Governmental Authority.

“Permitted Liens” means any: (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including statutory Liens, arising or incurred in the ordinary course of business that Seller will cause to be insured over or released within ninety (90) days of the filing thereof; (b) statutory Liens for Taxes, assessments and other governmental charges not yet delinquent or the amount or validity of which being contested in good faith; (c) purchase money Liens and Liens securing obligations under capital leases; (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) in the ordinary course of business; (f) with respect to the Refinery Real Property Interests: (i) Liens and other restrictions that (A) would be disclosed on or uncovered by a current title report, a current, accurate survey or a physical inspection of such real property, (B) are contained in any document filed or recorded in the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights therein (including rights of reverter, reservation and life estates) and (C) do not materially impair the current use, occupancy or value of the real property subject thereto, and (ii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the real property and not violated in any material respect by the current use and operation of the real property; (g) public roads, highways and waterways; and (h) Liens listed in Section 1.01 of the Disclosure Schedule.

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“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint stock company, joint venture, union, association, proprietorship, company, trust, land trust, business trust or other business organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Personnel” is defined in Section 5.15(a).

“Personnel List” is defined in Section 5.15(a).

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Privacy Laws.

“Privacy Contracts” means written Contracts between any Seller and any third-party that are required under applicable Privacy Laws or are applicable to the creation, collection, obtaining, tracking, retention, storage, processing, sharing, transmission, security, confidentiality, protection, use and/or disclosure of Personal Data.

“Privacy Laws” means Laws of any jurisdiction applicable to Seller or the Businesses that relate to privacy, security, use, data protection and destruction, data breach notification, or data transfer issues, and all current implementing Laws.

“Privacy Policies” means all written policies published or made available by Seller relating to the collection, use, storage, processing, transfer, disclosure, and protection of Personal Data in connection with the Businesses.

“Pre-Closing Statement” is defined in Section 3.02.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prospective Buyer” is defined in Section 7.13(b).

“Purchase Price” is defined in Section 3.01.

“Purchased Assets” is defined in Section 2.01.

“Purchased IP” is defined in Section 2.01(b)(i).

“Purchaser” is defined in the preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Organization); Section 6.02 (Authority); and Section 6.05 (Broker’s Commissions).

“Purchaser General Representations” means any representations and warranties set forth in Article VI of this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction, other than the Purchaser Fundamental Representations.

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“Purchaser Indemnitees” or “Purchaser Indemnitee” is defined in Section 12.01.

“Purchaser Material Adverse Effect” means any change, event, occurrence, state of facts, circumstance or development that is materially adverse to the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents to which it will be a party or to consummate the Transaction.

“Purchaser Retention Portion Amount” means an amount equal to $270,900; provided, that, in accordance with Item 6 of the Declarations of the R&W Insurance Policy, on the first anniversary of the Closing Date, the “Purchaser Retention Portion Amount” shall be reduced to an amount equal to the lesser of (a) $180,600 or (b) $270,900 less the aggregate amount of Losses then paid or reasonably expected to be paid by Purchaser pursuant to clause (A) of Section 12.02(b)(i)(B) immediately prior to the first anniversary of the Closing Date.

“R&W Breach Cap” is defined in Section 12.02(b)(ii)(A).

“R&W Insurance Policy” means that certain “buyer’s” representations and warranties insurance policy (Policy No. BRWF203568) issued by the R&W Insurer that shall be obtained and bound by the Purchaser or its Affiliates in connection with the Transaction in the form attached hereto as Exhibit K.

“R&W Insurance Policy Limit” means an amount equal to $15,000,000.

“R&W Insurer” means Great American E & S Insurance Company.

“R&W Premium and Underwriting Amount” means the aggregate amount of premiums and underwriting and diligence fees payable to the R&W Insurer associated with obtaining the R&W Insurance Policy.

“Railcar Lease Assignment” is defined in Section 4.02(i).

“Railcar Relocation Costs” is defined in Section 7.17.

“Rail Lines” means any rail lines or yard property, whether owned and operated by Seller, any of its Affiliates or any third party, regardless of whether such rail line or yard property is located on or adjacent to the Real Property.

“RCA” is defined in Section 4.02(l).

“Real Property” is defined in Section 5.08(a).

“Reciprocal Plant Operating Agreement” is defined in Section 4.02(e).

“Reciprocal Plant Operating Agreement Term Sheet” is defined in Section 4.02(e).

“Recovery Costs” is defined in Section 12.02(b)(iii).

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“Refinery” is defined in the Recitals.

“Refinery Assets” means all of the items described and identified in Section 2.01(a).

“Refinery Business” means the business conducted by Seller, directly or indirectly through its Affiliates, immediately prior to the Closing that related exclusively to the ownership, operation or use of the Refinery Facilities and the Refinery Assets.

“Refinery Continuous Assets” means the portion of the Continuous Assets located within the Ground Lease Parcel and which constitute Refinery Facilities as identified on Schedule 1.01(d).

“Refinery Contracts” is defined in Section 2.01(a)(ii).

“Refinery Equipment” is defined in Section 2.01(a)(i).

“Refinery Facilities” means the buildings, fixtures and improvements, including the operating control rooms, shelters, buildings, tanks, pipelines, lab facilities, pump stations and other Refinery Equipment that are located on the Refinery Real Property Interests, but excluding (a) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities or, directly or indirectly, by Seller furnishing utilities to the Refinery Real Property Interests, (b) pipeline and other improvements and fixtures owned by Seller or its Affiliates or third parties located on existing easements for such purpose which encumber the Refinery Real Property Interests or (c) any of the foregoing that constitutes an Excluded Asset.

“Refinery Leased Real Property” means all leasehold and license estates and related lease, sublease and license arrangements respecting real property and buildings, fixtures and real property improvements, in each case, related to the Refinery Business and identified on Schedule 1.01(a).

“Refinery Owned Real Property” means the real property owned by Seller or its Affiliates identified on Schedule 1.01(b).

“Refinery Rail Lines” means the rail lines identified on Schedule 1.01(e).

“Refinery Real Property Interests” means, collectively, the Refinery Owned Real Property and the Refinery Leased Real Property.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal, or discharge of any Hazardous Material into or through the environment.

“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equity holders, controlling Persons, authorized agents, attorneys, and professional advisors.

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“Retention Amount” means the retention amount under the R&W Insurance Policy, equal to $774,000 in the aggregate; provided, that, in accordance with Item 6 of the Declarations of the R&W Insurance Policy, on the first anniversary of the Closing Date, the “Retention Portion” shall be reduced to an amount equal to the lesser of (a) $516,000 or (b) $774,000 less the aggregate amount of Losses then paid or reasonably expected to be paid by Purchaser pursuant to clause (A) of Section 12.02(b)(i)(B) and Seller pursuant to clause (B) of Section 12.02(b)(i)(B) and clause (A) of Section 12.02(b)(ii)(B), in each case, as of immediately prior to the first anniversary of the Closing Date.

“Revenue Statements” is defined in Section 5.03(a).

“Reverse Termination Fee” means $5,000,000.

“Right of First Refusal” is defined in Section 7.13(b).

“ROFR Option Period” is defined in Section 7.13(b).

“ROFR Period” is defined in Section 7.13(b).

“ROFR Period Notice” is defined in Section 7.13(b).

“Seller” is defined in the preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Organization; Good Standing; Authority); Section 5.04(a) (Title to Assets); and Section 5.25 (Broker’s Commissions).

“Seller General Representations” means any representations and warranties set forth in Article V of this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction, other than the Seller Fundamental Representations.

“Seller Indemnitees” is defined in Section 12.03(a).

“Seller Intellectual Property” means all Intellectual Property and Intellectual Property Rights which Seller and its Affiliates exploit or in which Seller or its Affiliates has an ownership or licensed interest for use in the conduct of the Businesses as currently conducted or proposed to be conducted.

“Seller Marks” is defined in Section 7.05(a).

“Seller Plans” means the Benefit Plans that are or have been established, maintained, sponsored, contributed to, or required to be contributed to by a Seller for the benefit of any current or former employee, officer, director, retiree or consultant of such Seller or any spouse or dependent of such individual, or under which such Seller or any ERISA Affiliate has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or others, and any amendment to such Benefit Plan.

“Seller Product” means any version of any product that is part of the Industrial Specialties Product Line, designed, developed, distributed, provided, licensed or sold by or on behalf of Seller and its Affiliates as part of the Industrial Specialties Business within the past twelve (12) months.

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“Seller Registered IP” means all patents, pending patent applications, registered trademarks, pending trademark applications, domain names, and registered copyrights and pending copyright applications owned by or purported to be owned, directly or indirectly, by Seller and its Affiliates for use in the conduct of the Businesses as currently conducted.

“Seller Retention Portion Amount” means an amount equal to $503,100; provided, that, in accordance with Item 6 of the Declarations of the R&W Insurance Policy, on the first anniversary of the Closing Date, the “Seller Retention Portion Amount” shall be reduced to an amount equal to the lesser of (a) $335,400 or (b) $503,100 less the aggregate amount of Losses then paid or reasonably expected to be paid by Seller pursuant to clause (B) of Section 12.02(b)(i)(B) and clause (A) of Section 12.02(b)(ii)(B) immediately prior to the first anniversary of the Closing Date.

“Seller’s Knowledge” means the actual knowledge of any of the following individuals, after reasonable inquiry of such individual’s direct reports: Rich White, Mike Strohm, Doris Ospina, Claudio Carrara, Reggie Wells, Phillip Platt, Jarrett Felder (solely with respect to Section 5.11) and Doug Hamilton (solely with respect to Section 5.15 and Section 5.16).

“Shared Industrial Specialties Business IP” means the Intellectual Property rights in the Shared Industrial Specialties Business that are licensed back to Seller pursuant to the IP Agreement, as identified on Section 5.18 of the Disclosure Schedule, including, without limitation, applicable batch sheets and recipes.

“Short Form Lease” is defined in Section 4.02(f).

“Signing Date” is defined in the preamble.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Solvent” is defined in Section 6.07.

“Special Claim” shall mean any Third-Party Claim with respect to which the Indemnified Party is any Purchaser Indemnitee and that (a) involves criminal liability of the Purchaser Indemnitees in connection with the operation of the Businesses, (b) seeks, as a primary form of remedy, injunctive relief, specific performance or other equitable relief against any of the Purchaser Indemnitees or (c) the R&W Insurer exercises a right to defend or control such Third-Party Claim.

“Straddle Period” means a Tax period beginning before and ending after the Closing Date.

“Storage Tank Lease Assignment” is defined in Section 4.02(j).

“Supply Agreement” is defined in Section 4.02(g).

“Surplus” is defined in Section 3.03(d).

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“Survey” is defined in Section 8.09.

“Tangible Personal Property” is defined in Section 2.01(b)(vi).

“Tank and Railcar Cleaning and Repair Obligations” means any obligations to clean or repair the tanks and railcars pursuant to any Assigned Contract.

“Tax” or “Taxes” means (a) income, gross receipts, profits, stamp, severance, capital stock, excise, sales, use, turnover, payroll, employment, unemployment, social security, disability, withholding, real property, personal property, environmental, transfer, registration, value added and franchise taxes, and (b) any interest, penalties, fines, additions to tax, or additional amounts imposed in connection with any item described in clause (a).

“Tax Purchase Price” is defined in Section 3.04.

“Tax Return” means any return, declaration, report, form, rendition, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Diligence Fee” means the actual amount of any documented and reasonable out-of-pocket Transaction-related due diligence expenses (including but not limited to reasonable fees and expenses of legal counsel, accountants, engineers, insurance brokers and underwriters, information technology, environmental, real estate title insurance and survey, and other advisors, as well as other due diligence expenses) incurred by Purchaser or its Affiliates, which amount shall not exceed $520,000.

“Third-Party Claim” is defined in Section 12.04(a).

“Title Company” is defined in Section 8.10.

“Tolling Agreement” is defined in Section 4.02(h).

“Trademarks” is defined in Section 7.05(a).

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Agreement, the TSA, the Reciprocal Plant Operating Agreement Term Sheet, the Reciprocal Plant Operating Agreement, the Ground Lease, the Supply Agreement, the Tolling Agreement, the Railcar Lease Assignment, the Storage Tank Lease Assignment and each other agreement, document, instrument, or certificate contemplated by this Agreement to which Purchaser or Seller is a party or to be executed by Purchaser or Seller in connection with the consummation of the Transaction.

“Transition Period” is defined in Section 7.05(b).

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“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TSA” is defined in Section 4.02(d).

“TTM EBITDA” means as it relates to the Businesses, the earnings before interest, tax, depreciation and amortization, measured on a trailing twelve-month basis, determined in accordance with the Agreed Accounting Principles. For purposes of calculating TTM EBITDA, each twelve (12) month period shall be measured on a rolling basis ending on the last day of the calendar month immediately preceding each Earnout Calculation Date. Purchaser shall ensure that all accounting entries for such period are finalized and recorded in accordance with the Agreed Accounting Principles prior to delivery of the Earnout Calculation Statement.

“Upload Cutoff Date” is defined in Section 13.03.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law.

“Warranty” is defined in Section 5.23.

“Warranty Liabilities” means any Liabilities arising from (a) returns by distributors, customers or other third parties of products included in the Industrial Specialties Product Line, where such products were manufactured, sold or shipped by Seller as of or prior to the Closing and (b) express return, guaranty and warranty obligations of Seller (under the applicable Warranty) with respect to products or services included in the Industrial Specialties Product Line that were manufactured, sold or performed by Seller as of or prior to the Closing, in each case to the extent such Liabilities are not caused by the actions or inactions of Purchaser.

“Willful Breach” means an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act would constitute a material breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 4.01 shall be a Willful Breach of this Agreement.

“Wire Transfer Instructions” means the wire transfer instructions delivered by Seller to Purchaser in writing prior to the Closing Date.

“Working Capital” means, with respect to the Businesses, (a) the sum of the current assets of the Businesses that are recorded in those general ledger accounts identified on Exhibit J under the heading “Current Assets”, minus (b) the sum of the current liabilities of the Businesses that are recorded in those general ledger accounts identified on Exhibit J under the heading “Current Liabilities,” in each case, determined (i) as of the Effective Time and (ii) in accordance with the Agreed Accounting Principles and in a manner consistent with the sample calculation of Working Capital as set forth on Exhibit J.

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“Working Capital Deficit” is defined in Section 3.03(a).

“Working Capital Surplus” is defined in Section 3.03(a).

“Working Capital Target” means $36,044,077.

Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall, or shall cause certain of its Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s (and/or its Affiliates’, as applicable) right, title and interest in and to the following property and assets of Seller (and/or its Affiliates) used in connection with the Industrial Specialties Product Line and/or the operation of the Refinery (but excluding the Excluded Assets) (the “Purchased Assets”):

(a) Refinery Assets.

(i) Subject to Section 2.02, the machinery and equipment set forth on Schedule 2.01(a)(i) and the other related assets located in or on the Refinery Real Property Interests and exclusively related to the Refinery Business (collectively, the “Refinery Equipment”);

(ii) Subject to Section 2.02, all rights and obligations of the Seller (or its Affiliates) under Contracts relating exclusively to the ownership or operation of the Refinery Assets or the Refinery Business as currently operated by Seller, including those Contracts set forth in Schedule 2.01(a)(ii) (the “Refinery Contracts”);

(iii) Subject to Section 2.02, all Permits in favor of Seller (or its Affiliates) from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership of the Refinery Assets or the operation of the Refinery Business, as currently operated by Seller;

(iv) Subject to Section 2.02, the Refinery Facilities, together with any easements, rights of way and other privileges appurtenant thereto and exclusively related to the Refinery Business;

(v) computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems exclusively used in the Refinery Business;

(vi) the Refinery Continuous Assets; and

(vii) the Refinery Rail Lines.

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(b) Industrial Specialties Product Line Assets.

(i) all of Seller’s Intellectual Property and Intellectual Property Rights exclusively relating to or exclusively used in connection with the Industrial Specialties Business set forth on Schedule 2.01(b)(i), subject to the license granted back to Seller for the Shared Industrial Specialties Business IP in the IP Agreement (the “Purchased IP”);

(ii) all of Seller’s rights to data and records exclusively related to the Industrial Specialties Business, including client and customer list and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, advertising materials, promotional materials, studies, reports and records and other records set forth on Schedule 2.01(b)(ii), subject to the right of Seller to make copies and non-exclusive use of the same for purposes of maintaining safety records and reporting;

(iii) all inventory, finished goods, raw materials, works in progress, packaging, supplies, parts and other inventories exclusively used in connection with the Industrial Specialties Business (“Inventory”), except for any Inventory held outside of the United States as of the Closing (the “Foreign Inventory”) and the Excluded Inventory;

(iv) all accounts or notes receivables that arose during the thirty (30) day period immediately preceding the Closing, in each case related to the Industrial Specialties Business and included in the calculation of Working Capital, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(v) all Contracts exclusively related to the Industrial Specialties Business, including those set forth on Schedule 2.01(b)(v) (the “IS Contracts” and together with the Refinery Contracts, the “Assigned Contracts”);

(vi) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property exclusively used in the Industrial Specialties Business, including those set forth on Schedule 2.01(b)(vi) (the “Tangible Personal Property”); and

(vii) Subject to Section 2.02, all Permits in favor of Seller (or its Affiliates, as applicable) from any federal, state or local regulatory agencies which are necessary to and used exclusively in connection with the ownership of the Industrial Specialties Product Line or the operation of the Industrial Specialties Business, as currently operated by Seller.

(c) Other Assets.

(i) All rights to any Actions of any nature available to or being pursued by Seller (or its Affiliates) to the extent exclusively related to the Businesses, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(ii) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees arising from or relating exclusively to the Businesses, the Purchased Assets or the Assumed Liabilities (including any such item relating to the payment of Taxes);

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(iii) all of Seller’s (or its Affiliates’) rights under warranties, indemnities and all similar rights against third parties to the extent exclusively related to any Purchased Assets; and

(iv) those items specifically listed on Schedule 2.01(c)(iv).

Section 2.02 Excluded Assets. Notwithstanding the foregoing, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller (or any of its Affiliates, as applicable), any other assets or properties of Seller (or its Affiliates), and all such assets listed below shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets are the following assets and properties:

(a) any and all assets and properties of Seller (or its Affiliates) that are not exclusively used in the Businesses;

(b) all Continuous Assets, other than the Refinery Continuous Assets;

(c) all insurance policies and rights thereunder (except to the extent specified in Section 2.01(c)(iv));

(d) all of Seller’s or its Affiliates’ Contracts except those described in Section 2.01(a)(ii) or Section 2.01(b)(v);

(e) all cash, cash equivalents and other short-term investments;

(f) all claims for a refund of Taxes and other governmental charges of whatever nature;

(g) the corporate seals, organizational documents, minute books, stock books, Tax Returns, or other records having to do with the corporate organization of Seller or any of its Affiliates;

(h) all Seller Plans and assets attributable thereto;

(i) any interests in the Real Property other than as specifically described in Section 2.01(a)(iv);

(j) all Rail Lines, other than the Refinery Rail Lines;

(k) those items specifically listed on Schedule 2.02;

(l) CTO Inventory in excess of twenty thousand (20,000) tons (the “Excluded Inventory”);

(m) Foreign Inventory; and

(n) the rights which accrue or will accrue to Seller under this Agreement and the other Transaction Documents.

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Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein (including, for the avoidance of doubt, any such rights to indemnification Purchaser may have pursuant to Article XII, including but not limited to any indemnification for inaccuracies in the information provided in the Feedstock Inventory Analysis Spreadsheet or the Finished Goods Inventory Analysis Spreadsheet), Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (or its Affiliates) with respect to the Purchased Assets (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller (or its Affiliates) to third parties solely in connection with the Refinery Business and/or the Industrial Specialties Business that remain unpaid as of the Closing;

(b) any Liabilities to the extent that they relate to or arise out of products included in the Industrial Specialties Product Line shipped or other services performed by Purchaser on or after the Closing (other than, for the avoidance of doubt, any Warranty Liabilities, which are addressed in Section 2.03(c));

(c) subject to Section 7.14, any Warranty Liabilities that arise within one year of the Closing Date (the “Assumed Warranty Liabilities”);

(d) all Liabilities in respect of the Assigned Contracts (including the Tank and Railcar Cleaning and Repair Obligations);

(e) all Liabilities in respect of the Purchased IP;

(f) all Liabilities in respect of the Assumed Incentive Compensation;

(g) all Railcar Relocation Costs; and

(h) all other liabilities and obligations arising out of or relating to Purchaser’s ownership or operation of the Businesses and the Purchased Assets on or after the Closing.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (all such Liabilities not included in the Assumed Liabilities, the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities that relate exclusively to the Businesses or Purchased Assets which they are obligated to pay and satisfy.

Article III
PURCHASE PRICE

Section 3.01 Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery by Seller (and/or its Affiliates) of the Purchased Assets to Purchaser, Purchaser shall assume the Assumed Liabilities and at the Closing pay to Seller an aggregate purchase price (the “Purchase Price”) of (i) $110,000,000 (the “Base Purchase Price”), (ii) plus the amount by which the Estimated Working Capital exceeds the Working Capital Target (the “Estimated Working Capital Surplus”) or minus the amount by which the Working Capital Target exceeds the Estimated Working Capital (the “Estimated Working Capital Deficit”) (the “Closing Date Payment”). The Closing Date Payment shall be paid by Purchaser to Seller at the Closing in cash, by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions.

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Section 3.02 Pre-Closing Statement. No fewer than three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser, a statement (the “Pre-Closing Statement”), setting forth Seller’s good faith estimate, together with reasonable supporting detail, of (a) Working Capital (the “Estimated Working Capital”), (b) the Estimated Working Capital Surplus (if any) and the (c) Estimated Working Capital Deficit (if any), which amounts shall be used to determine the calculation of the Closing Date Payment. The Pre-Closing Statement shall be prepared in a manner consistent with the definitions set forth in this Agreement and the Agreed Accounting Principles.

Section 3.03 Post-Closing Purchase Price Adjustment.

(a) Closing Statement. No later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”), setting forth Purchaser’s good faith calculation, together with reasonable supporting detail, of the (i) Working Capital, (ii) the amount by which the Working Capital exceeds the Working Capital Target (if any) (the “Working Capital Surplus”) and (iii) the amount by which the Working Capital Target exceeds the Working Capital (if any) (the “Working Capital Deficit”). The Closing Statement shall be prepared in a manner consistent with the definitions set forth in this Agreement and the Agreed Accounting Principles. If Purchaser fails to deliver the Closing Statement within such ninety (90)-day period and if after the expiration of such ninety (90)-day period Purchaser does not deliver the Closing Statement to Seller within thirty (30) days after Seller’s written notice to Purchaser of such failure, then in addition to any other rights Seller may have under this Agreement, Seller shall have the right to elect that the Estimated Working Capital, the Estimated Working Capital Surplus (if any), and the Estimated Working Capital Deficit (if any), be deemed to be the amount of the Final Working Capital, the Final Working Capital Surplus (if any), and the Final Working Capital Deficit (if any), and be final and binding and used for purposes of calculating the adjustment pursuant to Section 3.03(c); provided, that Seller shall not be entitled to make such election if Purchaser’s failure to deliver the Closing Statement is directly caused by Seller’s breach of this Agreement, including but not limited Seller’s breach of its obligations under the last sentence of this Section 3.03(a). During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Payment finally determined in accordance with this Section 3.03, each Party shall, and shall cause its Representatives to, provide the other Party (and its Representatives) reasonable access to the books and records, outside accounting firm, working papers (subject to the execution of customary access letters), and personnel of such Party relevant to their preparation and review, as applicable, of the Closing Statement and the calculations set forth therein.

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(b) Disputes.

(i) Seller shall have thirty (30) days to review the Closing Statement after receipt thereof. If Seller disagrees with Purchaser’s calculation of any of the Working Capital, the Working Capital Surplus (if any), the Working Capital Deficit (if any), or of the Closing Date Payment, in each case as set forth in the Closing Statement, Seller may, within such thirty (30) day period, deliver a notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation, setting forth in reasonable detail Seller’s basis for such disagreement, and Seller shall be deemed to have agreed with all other items contained in the Closing Statement and the calculations set forth therein (except to the extent specified in such Dispute Notice or related to the items or amounts subject to such disagreement). If Seller fails to deliver such notice during such thirty (30)-day period, the calculations contained in the Closing Statement shall, absent manifest error, be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 3.03(c).

(ii) If a Dispute Notice shall be duly delivered pursuant to Section 3.03(b)(i), Seller and Purchaser shall, during the thirty (30) days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount(s) of the Working Capital, the Working Capital Surplus (if any), the Working Capital Deficit (if any), and the Closing Date Payment derived therefrom. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, Seller and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be promptly submitted by Seller and Purchaser to an independent third party accounting firm to be mutually agreed to by Seller and Purchaser; provided, however, that in the event Seller and Purchaser are unable to reach agreement on an independent third party accounting firm within ten (10) days after such period, the dispute shall be submitted to RSM USA, LLP (or if such accounting firm informs the Parties that it cannot or will not serve in such capacity, Seller and Purchaser will, within five (5) days following such notice, jointly select an accountant at another nationally recognized accounting firm mutually acceptable to the Seller and Purchaser acting reasonably (the “Independent Accountant”)) (provided, that if the Seller and Purchaser are unable to agree upon an Independent Accountant within the above period, then the Parties shall utilize the American Arbitration Association to select an Independent Accountant, who shall be an accountant at a nationally recognized accounting firm which is not the independent auditor of, and did not otherwise serve as a consultant on the Transaction to, either Purchaser or Seller or their respective Affiliates) for a determination resolving such disputed items or amounts for the purpose of calculating the Working Capital, the Working Capital Surplus (if any), and the Working Capital Deficit (if any) (it being agreed and understood that the Independent Accountant shall act as an arbitrator to determine such disputed items or amounts and shall do so based solely on written presentations and information provided by Purchaser and Seller and not by independent review). In conducting its review, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of Working Capital, the Working Capital Surplus (if any), and the Working Capital Deficit (if any), which Seller has disputed in the Dispute Notice and that are not resolved in writing during the thirty (30)-day period following delivery of the Dispute Notice. The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement, and the Independent Accountant is not to make any other determination. The Independent Accountant shall deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than thirty (30) days from the date the Independent Accountant determines the process and procedures governing the resolution of any disputed items by the Independent Accountant), a report setting forth its calculations of the disputed items, which amount(s) shall, in each case, be within the range between the calculations submitted by Purchaser and Seller as to that item. Absent manifest error, such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 3.03(c). Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.03(b) shall be the exclusive mechanism for resolving disputes regarding the Working Capital, the Working Capital Surplus (if any), the Working Capital Deficit (if any), and the Closing Date Payment. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced.

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(iii) If Seller and Purchaser submit disputed amounts and items to the Independent Accountant for resolution, the Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 3.03(b). The fees, costs and expenses of the Independent Accountant shall be borne by Seller, on the one hand, and Purchaser, on the other hand, in proportion to the relative amount each of Seller and Purchaser’s determination has been modified such that the Party prevailing on the greatest dollar value of such disputes pays for the lesser proportion of the fees.

(c) Final Adjustment. Following the time that the amounts of the Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, are finally determined pursuant to this Section 3.03 (such finally determined amounts, respectively, the “Final Working Capital”, the “Final Working Capital Surplus” and the “Final Working Capital Deficit”, and collectively such finally determined amounts, the “Final Amounts”), the “Final Closing Date Payment” shall be an amount in U.S. dollars equal to (i) the Base Purchase Price, plus (ii) the Final Working Capital Surplus, if any, or minus (iii) the Final Working Capital Deficit, if any.

(d) Surplus. If (x) the result of the Final Closing Date Payment as so adjusted is greater than (y) the Closing Date Payment paid to Seller at Closing pursuant to Section 3.01 (such excess of (x) over (y), the “Surplus”), then promptly (and in any event within five (5) Business Days) after the Final Amounts are finally determined pursuant to this Section 3.03, Purchaser shall pay to Seller by wire transfer of immediately available funds to the accounts designated in writing by Seller, an amount equal to the Surplus.

(e) Deficit. If (x) the result of the Final Closing Date Payment as so adjusted is less than (y) the Closing Date Payment paid to Seller at Closing pursuant to Section 3.01 (such deficit of (x) relative to (y), the “Deficit”), then promptly (and in any event within five (5) Business Days) after the Final Amounts are finally determined pursuant to this Section 3.03, Seller shall pay to Purchaser by wire transfer of immediately available funds to the accounts designated in writing by Purchaser, an amount equal to the Deficit.

(f) If the Final Closing Date Payment equals the Closing Date Payment paid to Seller at Closing pursuant to Section 3.01, then no payment shall be due from any Party pursuant to this Section 3.03.

(g) Cooperation. During the period of time from and after the Closing Date through the final determination of the Final Amounts, and payment of the Surplus or Deficit, if and as applicable, in accordance with this Section 3.03, Purchaser and Seller, as applicable, shall share with the other Party all written presentations and information provided by Purchaser or the Seller, as the case may be, to the Independent Accountant.

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(h) Purchase Price Adjustment. Any payments made pursuant to this Section 3.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 3.04 Purchase Price Allocation. For U.S. federal (and applicable state and local) Income Tax purposes, the Parties agree that the Final Closing Date Payment (together with any adjustments thereto and any other amounts properly characterized as consideration for applicable Tax purposes) (the “Tax Purchase Price”) shall be allocated among the Purchased Assets for Income Tax purposes in accordance with Sections 1060 of the Code and Treasury Regulations promulgated thereunder (the “Allocation Methodology”). Purchaser shall deliver a draft schedule (the “Allocation Schedule”) of the allocation of the Tax Purchase Price among the Purchased Assets for Income Tax purposes that is consistent with the Allocation Methodology (the “Allocation”) to Seller within sixty (60) days following the final determination of the Closing Statement for Seller’s review and comment. Seller shall review and provide comments with respect to such Allocation Schedule within thirty (30) days from delivery to Seller (the “Allocation Review Period”). If Seller does not submit any comments to the Allocation Schedule within such Allocation Review Period, then Seller will be deemed to have approved the Allocation as prepared by Purchaser. If Seller delivers comments to Purchaser with respect to the Allocation Schedule within such Allocation Review Period, Purchaser and Seller shall use good faith efforts to resolve any dispute in connection with such comments. In the event Purchaser and Seller are unable to agree on any such comments to the Allocation Schedule within ten (10) days after Seller provides its comments, Purchaser and Seller shall engage the Independent Accountant to resolve the dispute in accordance with the Allocation Methodology. In resolving any dispute with respect to the Allocation Schedule, the Independent Accountant: (a) shall be bound by the Allocation Methodology; (b) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Purchaser or Seller; (c) shall restrict its decision to such items included in Seller’s objection(s) which are then in dispute; (d) may review only the written presentations of Purchaser and Seller in resolving any matter which is in dispute; and (e) shall render its decision in writing within thirty (30) days after the disputed item(s) have been submitted to it. The resolution of any disputed items by the Independent Accountant shall be conclusive and binding on the Parties for the purposes of this Agreement and no Party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by each Party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such Party’s favor. The Allocation (as finally determined in accordance with the foregoing provisions) shall be binding upon Purchaser and Seller, and neither Purchaser nor Seller shall file (or permit the filing of) any Tax Return, or take a position (or permit a position to be taken) with a Governmental Authority, that is inconsistent with the Allocation unless otherwise required by a final “determination” within the meaning of Code Section 1313(a).

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Section 3.05 Earnout Consideration. Purchaser shall, to the extent earned, pay to Seller additional, contingent consideration (collectively, the “Earnout Payment”) in the amounts set forth below based on the highest TTM EBITDA earned by the Businesses during any twelve (12) month period beginning on or after the Closing Date and ending on or before the thirty-six (36) month anniversary of the Closing Date (the “Earnout Period”). For the avoidance of doubt, in no event shall the aggregate amount of the Earnout Payment exceed $19,000,000 (the “Maximum Earnout Amount”).

Highest TTM EBITDA earned during Earnout Period	Corresponding amount of the Earnout Payment
Less than $22,000,000	$0
$22,000,000 - $22,999,999	$5,000,000
$23,000,000 - $23,999,999	$10,000,000
$24,000,000 - $24,999,999	$15,000,000
Greater than $25,000,000	$19,000,000

Section 3.06 Certain Matters Relating to Earnout Consideration.

(a) Earnout Calculation Statement; Calculation of Earnout Payment. As promptly as possible, but in any event within thirty (30) days after (i) each of the twelve- and twenty-four-month anniversary of the Closing Date (each such anniversary, an “Interim Earnout Calculation Date”) and (ii) the thirty-six-month anniversary of the Closing Date (such anniversary, the “Final Earnout Calculation Date,” and together with the Interim Earnout Calculation Dates, each, an “Earnout Calculation Date”), Purchaser shall deliver to Seller a statement (each, an “Earnout Calculation Statement”) setting forth a good faith calculation, set forth in reasonable detail, of TTM EBITDA of the Businesses for each month of each twelve-month period ending on or before the applicable Earnout Calculation Date. The amount of the Earnout Payment due to Seller, if any, shall be determined as of the Final Earnout Calculation Date based on the highest TTM EBITDA earned by the Businesses during the Earnout Period. After delivery of any Earnout Calculation Statement, Seller and its accountants and other Representatives shall be permitted reasonable access at reasonable times to review Purchaser’s books and records and any work papers, in each case used in the preparation of the Earnout Calculation Statement. Seller and its accountants and other Representatives may make reasonable inquiries of Purchaser and its accountants and employees regarding questions concerning or disagreements with any Earnout Calculation Statement arising in the course of its review thereof, and Purchaser shall use its commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries.

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(b) Seller Objections. If Seller has any objections to any Earnout Calculation Statement, Seller shall deliver to Purchaser a statement setting forth its objections thereto (each an “Earnout Objection Statement”), which shall set forth in reasonable detail the basis for the objection or adjustment of any line items which Seller believes were not prepared in accordance with this Agreement and Seller’s good faith calculation of the correct amount of any such line items. If an Earnout Objection Statement is not delivered to Purchaser within thirty (30) days following the date of delivery of any Earnout Calculation Statement (such period, the “Earnout Objection Period”), such Earnout Calculation Statement shall be final, binding and non-appealable by the Parties. For the avoidance of doubt, any amount paid by Purchaser to Seller in respect of the Earnout Payment prior to the expiration of the applicable Earnout Objection Period shall not prejudice Seller’s right to submit an Earnout Objection Statement with respect to the related Earnout Calculation Statement.

(c) Independent Accountant Resolution. Seller and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of any Earnout Objection Statement, either Seller or Purchaser may submit such dispute to the Independent Accountant, who shall resolve the disputed items in accordance with Section 3.03(b)(ii) which shall apply to such disputes mutatis mutandis.

(d) Payment of Earnout Payment.

(i) Purchaser shall pay to Seller, the amount of the Earnout Payment due to Seller, if any (as determined in accordance with Section 3.06(a)), within sixty (60) days after the Final Earnout Calculation Date, or within five (5) Business Days after the final determination of the Earnout Payment due, whichever is later, in cash by wire transfer of immediately available funds to the account designated in writing by Seller, such written designation to be provided at least two (2) Business Days prior to any applicable payment date.

(ii) If Purchaser fails to deliver any Earnout Calculation Statement when due and does not deliver such Earnout Calculation Statement within ten (10) days after Seller’s written notice of such failure, Purchaser shall pay to Seller an amount equal to the interest that would have accrued on the finally determined Earnout Payment during the period beginning on the date such Earnout Calculation Statement was due and ending on the date on which such Earnout Calculation Statement is delivered to Seller. Such interest shall accrue at the lesser of (x) ten percent (10%) per annum or (y) the maximum rate permitted by applicable Law, and shall be calculated on a daily basis and paid to Seller at the time of payment of the Earnout Payment in accordance with Section 3.06(d)(i).

(e) Tax Treatment of Earnout Payment. The amount of the Earnout Payment due and payable to Seller shall be treated as an adjustment to the Purchase Price governed by Sections 453 and 483 of the Code for all federal, state, local and non-U.S. Tax purposes.

(f) Post-Closing Operations. Seller and Purchaser acknowledge and agree that Purchaser shall have the right to own, operate, use, license, develop and otherwise commercialize the Purchased Assets or the Businesses in any way that Purchaser deems appropriate, in its sole discretion; provided, that Purchaser (i) shall exercise its discretion in good faith and in a manner consistent with the implied covenant of good faith and fair dealing, and not with the intent of, directly or indirectly, circumventing, avoiding, preventing, limiting or otherwise adversely affecting any achievement of any amount of the Earnout Payment, and (ii) shall not, directly or indirectly, take any actions (or fail or omit to take any actions) with the intent or purpose of circumventing, avoiding, preventing, limiting or otherwise adversely affecting any achievement of any amount of the Earnout Payment (it being acknowledged for the avoidance of doubt that a breach of this sentence shall require intent in addition to a mere effect of adversely affecting the achievement). Notwithstanding the foregoing sentence, (x) Purchaser does not have any obligation, expressed or implied, to own, operate, use, license, develop or otherwise commercialize the Purchased Assets or the Businesses in order to maximize the Earnout Payment, including any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise and (y) Purchaser shall owe no duty, as a fiduciary or otherwise, to Seller in connection with its operation of the Businesses following the Closing. Seller acknowledges and agrees that there is no assurance that Seller will receive any amount of the Earnout Payment.

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(g) Acceleration. The Maximum Earnout Amount shall be paid in full by Purchaser upon the occurrence of either: (i) Purchaser’s breach of any of the covenants set forth in Section 3.06(f); or (ii) a sale or other disposition of at least a majority of the assets of the Businesses, Purchaser or any of its direct or indirect controlling Affiliates, or a merger, consolidation, recapitalization or other transaction in which Purchaser or any of its direct or indirect controlling Affiliates transfers, directly or indirectly, fifty percent (50%) or more of the combined voting power of all interests in Purchaser or any of such controlling Affiliates during the Earnout Period; provided, however, that the Maximum Earnout Amount shall not be accelerated in the event that (x) the applicable acquirer assumes the Purchaser’s obligations under this Section 3.06 and (y) Seller reasonably determines that such acquirer’s creditworthiness is sufficient, based solely on an evaluation of whether such acquirer would be capable of paying the Maximum Earnout Amount in the event it becomes due. Notwithstanding anything to the contrary, if any bankruptcy or insolvency proceeding is instituted by or against Purchaser or any of its direct or indirect controlling Affiliates, or any proceeding seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of Purchaser’s or any of its direct or indirect controlling Affiliates’ debts under any law relating to bankruptcy, insolvency or reorganization, then any Earnout Payment that would otherwise become due pursuant to this Section 3.06 based on the achievement of any applicable milestone during the Earnout Period shall be immediately paid in full by Purchaser upon the occurrence of such event.

(h) Seller and Purchaser hereby acknowledge and agree that Seller’s right to receive the potential payments pursuant to Section 3.05 from the Purchaser (i) is a contractual obligation of Purchaser, (ii) is not a security for purposes of any federal or state securities laws, (iii) will not be represented by any form of certificate or instrument, (iv) does not give Seller any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (v) is not redeemable and (vi) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except (A) to an acquirer or successor in connection with a sale or other disposition of at least a majority of the assets of Seller, or a merger, consolidation, recapitalization or other transaction in which Seller transfers, directly or indirectly, fifty percent (50%) or more of the combined voting power of all interests in Seller, (B) in connection with the sale or other disposition of all or substantially all of Seller’s Performance Chemicals segment or (C) to any Affiliate of Seller.

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Article IV
CLOSING

Section 4.01 Closing. Subject to the satisfaction or, when permissible by applicable Law, waiver of the conditions set forth in Article VIII and Article IX, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (the “Closing”) shall take place remotely as soon as reasonably practicable, but in no event (a) prior to December 1, 2025, unless Purchaser has in place those Benefit Plans required by Purchaser to onboard Continuing Employees in advance of such date, (b) prior to November 1, 2025 unless mutually agreed by the Parties, (c) prior to the date on which the last of the conditions set forth in Article VIII and Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived and (d) on a date other than the first day of any calendar month, or on such other date and at such other time and place as the Parties mutually agree. The Closing shall be deemed effective as of 12:01 a.m. EST on the Closing Date, regardless of the time or manner in which the Closing is conducted.

Section 4.02 Closing Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser (unless previously delivered):

(a) a bill of sale, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller (and/or its Affiliates, as applicable), transferring the Tangible Personal Property included in the Purchased Assets to Purchaser;

(b) an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller (and/or its Affiliates, as applicable), effecting the assignment to and assumption by Purchaser of the Purchased Assets and the Assumed Liabilities;

(c) an intellectual property transfer and license agreement, substantially in the form attached hereto as Exhibit C (the “IP Agreement”), duly executed by Seller (or its Affiliates, as applicable);

(d) a transition services agreement, substantially in the form attached hereto as Exhibit D (the “TSA”), duly executed by Seller;

(e) a reciprocal plant operating agreement, substantially consistent with the term sheet in respect of the same attached hereto as Exhibit E (the “Reciprocal Plant Operating Agreement Term Sheet” and, such agreement, the “Reciprocal Plant Operating Agreement”), duly executed by Seller;

(f) a ground lease agreement relating to the Ground Lease Parcel, substantially in the form attached hereto as Exhibit F (the “Ground Lease”), duly executed by Seller, and a Memorandum of Ground Lease, substantially in the form attached to the Ground Lease (the “Short Form Lease”), duly executed by Seller;

(g) a supply agreement, substantially in the form attached hereto as Exhibit G (the “Supply Agreement”), duly executed by Seller;

(h) a toll manufacturing agreement, substantially in the form attached hereto as Exhibit H (the “Tolling Agreement”), duly executed by Seller;

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(i) one or more assumption and assignment agreements with respect to the railcar leases that are included in the Assigned Contracts, each in such form as may be required by the lessors thereunder and otherwise reasonably acceptable to the Parties (each, a “Railcar Lease Assignment”), each duly executed by Seller;

(j) one or more assumption and assignment agreements with respect to the storage tank leases that are included in the Assigned Contracts, each in such form as may be required by the lessors thereunder and otherwise reasonably acceptable to the Parties (each, a “Storage Tank Lease Assignment”), each duly executed by Seller;

(k) a flow of funds memorandum in form mutually agreed upon by the Parties setting forth an itemized account of all payments to be made among the Parties at the Closing (the “Funds Flow Memorandum”), duly executed by Seller;

(l) a restrictive covenant agreement, substantially in the form attached hereto as Exhibit I (the “RCA”), duly executed by Seller;

(m) a lease with respect to a floor in the Ingevity Technical Center in North Charleston, SC, in form and substance reasonably acceptable to the Parties (the “ITC Lease”), duly executed by Seller;

(n) a duly completed IRS Form W-9, executed by Seller;

(o) a spreadsheet of the feedstock included in the Inventory that provides, for each feedstock item, the applicable variable and the associated measured values, lower reporting limits (LRLs) and upper reporting limits (URLs), as applicable (the “Feedstock Inventory Analysis Spreadsheet”), which spreadsheet shall be certified by the Secretary (or equivalent officer) of Seller as of the Closing Date;

(p) a spreadsheet of the finished goods included in the Inventory that provides, for each finished good, the applicable variable and the associated measured values, lower reporting limits (LRLs) and upper reporting limits (URLs), as applicable (the “Finished Goods Inventory Analysis Spreadsheet”), which spreadsheet shall be certified by the Secretary (or equivalent officer) of Seller as of the Closing Date;

(q) an Officer’s Certificate, as set forth in Section 8.04, duly executed by an officer of Seller;

(r) a Secretary’s Certificate, as set forth in Section 8.05, duly executed by the Secretary (or equivalent officer) of Seller;

(s) any documents reasonably necessary to pass-through the FILOT Benefits (and assign or otherwise transfer any obligations in respect thereof) to Purchaser, which documents shall be in form and substance reasonably acceptable to the Parties (collectively, the “FILOT Agreements”), duly executed by Seller and the County (as applicable); and

(t) all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

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Section 4.03 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller (unless previously delivered):

(a) the Assignment and Assumption Agreement, duly executed by Purchaser;

(b) the IP Agreement, duly executed by Purchaser;

(c) the TSA, duly executed by Purchaser;

(d) the Reciprocal Plant Operating Agreement, duly executed by Purchaser;

(e) the Ground Lease, duly executed by Purchaser, and the Short Form Lease, duly executed by Purchaser;

(f) the Tolling Agreement, duly executed by Purchaser;

(g) the Supply Agreement, duly executed by Purchaser;

(h) each Railcar Lease Assignment, duly executed by Purchaser and the applicable lessor;

(i) each Storage Tank Lease Assignment, duly executed by Purchaser and the applicable lessor;

(j) the Funds Flow Memorandum, duly executed by Purchaser;

(k) the RCA, duly executed by Purchaser;

(l) the ITC Lease, duly executed by Purchaser;

(m) evidence that the R&W Insurance Policy has been bound as of the Closing Date;

(n) payment to Seller of the Closing Date Payment in accordance with Section 3.01, the Funds Flow Memorandum and the Wire Transfer Instructions and evidence satisfactory to the Seller confirming such payments;

(o) an Officer’s Certificate, as set forth in Section 9.03, duly executed by an officer of Purchaser;

(p) a Secretary’s Certificate, as set forth in Section 9.04, duly executed by the Secretary (or equivalent officer) of Purchaser;

(q) the FILOT Agreements, duly executed by Purchaser and the County (as applicable); and

(r) all other agreements, documents, instruments or certificates to be delivered by Purchaser at or prior to the Closing pursuant to the Agreement.

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Article V
REPRESENTATIONS AND WARRANTIES
RELATED TO SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as of the Signing Date and Closing Date (except to the extent a specific date is referenced, in which case Seller represents and warrants to Purchaser as of such date) as follows:

Section 5.01 Organization; Good Standing; Authority.

(a) Seller is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Businesses as presently conducted. Seller is duly qualified or licensed to do business in each other jurisdiction in which the ownership, lease or operation of the Purchased Assets and the conduct of Businesses makes such qualification or licensing necessary.

(b) Seller has all requisite power and authority to execute, deliver and perform each of the Transaction Documents to which Seller is or will be a party, and to consummate the Transaction. The execution, delivery, and performance of each of the Transaction Documents to which it is a party and the consummation of the Transaction have been duly authorized by all requisite corporate action on the part of Seller. Each of the Transaction Documents to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to the General Enforceability Exception.

Section 5.02 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 5.02(a) of the Disclosure Schedule, and assuming receipt of all Consents of Governmental Authorities described in Section 5.02(b) of the Disclosure Schedule (including any Consents of Governmental Authorities required pursuant to the HSR Act if necessary), the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (i) violate any provision of the Organizational Documents of Seller, (ii) violate, conflict with or result in a breach of or require consent or notice under, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any Material Contract, (iii) violate or result in a violation of any Law to which Seller or any of the Purchased Assets are subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Purchased Assets, except in the cases of clauses (ii), (iii) or (iv), for any violations, conflicts or breaches that would not have or be reasonably expected to have an adverse effect in excess of $50,000 in respect of the Purchased Assets, the Refinery Business or the Industrial Specialties Business after consummation of the Transaction.

(b) No Consent, Order or Permit of, with or to any Governmental Authority is required to be obtained or made by Seller in connection with the consummation of the Transaction, other than (i) requirements of any applicable securities Laws, (ii) Consents set forth in Section 5.02(b) of the Disclosure Schedule, and (iii) Consents not required to be made or given until after the Closing.

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Section 5.03 Asset Schedule; Liabilities.

(a) Section 5.03(a) of the Disclosure Schedule sets forth copies of the unaudited consolidated asset schedule (the “Asset Schedule”) of the Businesses as of June 30, 2025 (the “Asset Schedule Date”) and the statements of monthly revenue of the Businesses from March 1, 2024 through June 30, 2025 (the “Revenue Statements”). Except as set forth in Section 5.03(a) of the Disclosure Schedule, the Asset Schedule and Revenue statements accurately reflects, in all material respects, the assets, Inventory and revenues of the Businesses reflected therein as of the Asset Schedule Date and the monthly periods covered by the Revenue Statements, as applicable.

(b) The information included in the utility expenses reports, dating from January 1, 2024 through June 30, 2025, as set forth on Section 5.03(b) of the Disclosure Schedule, accurately reflects, in all material respects, the utility expenses incurred by the Businesses over such time period.

Section 5.04 Title to Assets; Sufficiency of Assets.

(a) Seller (or its Affiliates, as applicable) has good and marketable title to all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens) or has a valid and enforceable leasehold interest for all equipment and other items that are subject to personal property leases, subject to the General Enforceability Exception.

(b) Since the Asset Schedule Date, Seller has not, directly or indirectly, sold, transferred or disposed of any of the Purchased Assets, other than sales of inventory in the ordinary course of business consistent with past practice.

(c) Except for the Seller Marks, Foreign Inventory, Excluded Inventory and properties and assets to be retained or used by Seller in fulfillment of its obligations under the TSA, the Reciprocal Plant Operating Agreement, the Tolling Agreement and any other Transaction Documents, the Purchased Assets, together with the Transaction Documents, constitute all of the assets and documents necessary and sufficient to permit Purchaser to conduct the Businesses immediately after Closing in the same manner as the Businesses were conducted immediately prior to the Closing.

Section 5.05 Compliance with Applicable Laws.

(a) Except as set forth in Section 5.05 of the Disclosure Schedule, Seller is in compliance in all material respects with all Laws applicable to the Businesses. During the past five (5) years, Seller has not received any written notice from any Governmental Authority alleging, nor has any Governmental Authority otherwise threatened, in writing, that Seller is in violation of any Laws in any material respect relating to or affecting the Businesses. Seller is not currently under investigation with respect to any violation or noncompliance with Law with respect to the Businesses.

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(b) Without limiting the generality of Section 5.05(a), Seller is in compliance in all material respects with all applicable Customs and International Trade Laws applicable to it with respect to the Businesses, and at no time in the past five (5) years has Seller received written notice of any violation of the Customs and International Trade Laws of those countries in which Seller conducts the Businesses, and there are no unresolved questions or claims concerning any liability of Seller with respect to any such Laws. Neither Seller nor any agent acting on behalf of Seller (i) has been or is designated on the OFAC Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce Denied Persons List, the U.S. Department of Commerce Entity List, and the U.S. Department of State Debarred List, (ii) has participated in any transaction involving such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC, without any required approval or other authorization or in violation of any Customs and International Trade Law, or (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws and U.S. antiboycott laws administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State, and has obtained and complied with all required export licenses and authorizations, and has maintained all required records under such Laws. To the Knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans Seller that could reasonably be expected to (A) interfere with or prevent compliance or continued compliance by Seller with any Customs and International Trade Laws governing the Businesses or with any Law, notice or demand letter issued, entered, promulgated or approved thereunder, (B) give rise to any liability of Seller under any Customs and International Trade Laws governing the Businesses, or (C) otherwise form a basis of any action related to the Businesses based on or related to the import or export of goods or services.

(c) Seller is in compliance in all material respects, and within the past five (5) years, has complied in all material respects with applicable anti-corruption Laws with respect to the Businesses, including the U.S. Foreign Corrupt Practices Act and similar Laws of those countries in which Seller conducts the Businesses, and there are no unresolved investigations or claims concerning any liability of Seller with respect to such Laws. With respect to the Businesses, Seller is in compliance, and has complied, in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign Laws relating to anti-money laundering and similar matters.

Section 5.06 Permits. Section 5.06 of the Disclosure Schedule lists all material Permits held, directly or indirectly, by Seller to conduct the Businesses as currently conducted or for the ownership or use of the Purchased Assets (the “Material Permits”). All of the Material Permits are valid and in full force and effect. Seller is in material compliance with the terms and requirements of the Material Permits, and Seller is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition, or provision of any Material Permit. There is no Action pending, nor to the Seller’s Knowledge, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Material Permit.

Section 5.07 Litigation; Orders. Except as set forth in Section 5.07 of the Disclosure Schedule, at all times during the past five (5) years, there has not been any Actions pending or, to the Seller’s Knowledge, threatened in writing, against Seller with respect to the Businesses or affecting any of the Purchased Assets. There are no outstanding Orders to which Seller is a party or is otherwise bound with respect to the Businesses.

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Section 5.08 Real Property.

(a) Except as set forth on Section 5.08(a) of the Disclosure Schedule, Seller’s Affiliate, Ingevity South Carolina, LLC (f/k/a Meadwestvaco SC, LLC), has good and marketable title to that certain real property having an address of 5598 Virginia Avenue, North Charleston, South Carolina (the “Real Property”) and a valid right to access and operate that certain wastewater treatment plant located on that certain property adjacent to the Real Property owned by South Carolina State Ports Authority having an address of 5600 Virginia Avenue, North Charleston, SC 29406, free and clear of all Liens, except for Permitted Liens.

(b) Except as set forth on Section 5.08(b) of the Disclosure Schedule:

(i) Neither Seller nor any of its Affiliates have leased, assigned, or otherwise granted to any Person the right to use or occupy any portion of the Real Property, and no other parties are in possession of any portion of the Real Property.

(ii) There are no active eminent domain or other similar proceedings or, to Seller’s Knowledge, threatened in writing by any Governmental Authority, affecting the Real Property.

(iii) The use and occupancy of the Refinery Real Property Interests by Seller and the Businesses, and by any other Person, and the conduct of the Refinery Business thereon by Seller (and its Affiliates), does not violate, in any material respect, any encumbrances, easements, conditions, covenants, deed restrictions, or applicable Laws including building codes, fire code, zoning, subdivision or other land use or similar laws.

(iv) All Refinery Facilities on the Refinery Real Property Interests are in good repair in all material respects, normal wear and tear related to such facilities’ intended use excepted, and the roofs thereof are watertight; and, to Seller’s Knowledge, none of such facilities on any Refinery Real Property Interests constitute a legal non-conforming use or otherwise require any special dispensation, variance or permit under any applicable Law and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order in all material respects, normal wear and tear related to such facilities’ intended use excepted, and adequate for the use of the Refinery Real Property Interests in the manner in which presently used.

(v) There are no septic tanks or systems relating thereto on the Refinery Real Property Interests and the Refinery Real Property Interests are separately supplied with utilities and other services reasonably necessary for the operation of the Refinery Business including as currently conducted thereon, including electricity, water, telephone, internet, sanitary sewer and storm sewer.

(vi) There are no service Contracts, management agreements or similar agreements exclusively related to the Refinery Business (A) to which Seller (or its Affiliates) is a party, (B) which affect the Refinery Real Property Interests and (C) involve annual payments in excess of $40,000 in the aggregate.

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(vii) No work has been done at the Refinery Real Property Interests, and no materials have been supplied to the Refinery Real Property Interests, that have not been paid for, and except for any Permitted Liens, there are no materialman’s liens or mechanic’s liens affecting such Refinery Real Property Interests (or the underlying fee interest as a result of actions taken by Seller or on its behalf).

(viii) Seller (or its Affiliates) and the Refinery Real Property Interests have all certificates of occupancy, permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from any Governmental Authority necessary for the current use and operation of the Refinery Real Property Interests.

(c) Except as set forth on Section 5.08(c) of the Disclosure Schedule, the Refinery Real Property Interests constitute all of the real property currently owned, leased, subleased, licensed, occupied, held for use, or otherwise utilized in connection with the Refinery Business or the Purchased Assets.

Section 5.09 Environmental Matters. Except as set forth in Section 5.09 of the Disclosure Schedule:

(a) Seller, with respect to the Businesses and the Purchased Assets, is in material compliance with all Environmental Laws, including timely possessing and complying in all material respects with the terms and conditions of all material Environmental Permits required for the conduct of the Businesses;

(b) Seller has not, in the past five (5) years, received from any Governmental Authority any written notice of violation or, to Seller’s Knowledge, threatened violation by Seller of any Environmental Law or Environmental Permit relating to the conduct of the Businesses or Purchased Assets other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authority or for which such member of Seller has no further material obligations outstanding;

(c) There is no Action pending, nor to the Seller’s Knowledge, threatened, against Seller or with respect to the Businesses and the Purchased Assets pursuant to applicable Environmental Laws, and Seller is not subject to any outstanding Order nor, to Seller’s Knowledge, has any Order been threatened in writing by any Governmental Authority, that would impose a material Liability under Environmental Laws with respect to the Businesses or Purchased Assets;

(d) No Release of Hazardous Materials has occurred at, onto, from, under, or in any of the Refinery Real Property Interests with respect to which any investigation, reporting to Governmental Authorities, or response, removal or remedial action is required by Seller pursuant to Environmental Laws that has not been completed or which otherwise could reasonably be expected to give rise to a Liability or obligation in excess of $20,000 on the part of Seller pursuant to Environmental Laws; and

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(e) Seller has provided or otherwise made available to Purchaser: (i) any and all environmental, health and safety audits, assessments, reports and results of any studies, analyses, tests, investigations or monitoring, as well as other material environmental, health and safety documents (including government filings) related to the Businesses or Purchased Assets of Seller or the Real Property which are in the possession or reasonable control of the Seller related to compliance with Environmental Laws, Environmental Permits or the Release of Hazardous Materials; and (ii) any and all material documents prepared or received by Seller within the past three (3) years concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including costs of remediation, pollution control equipment and operational changes) related to the Businesses, the Ground Lease Parcel or the Purchased Assets.

Section 5.10 Taxes. Except as set forth in Section 5.10 of the Disclosure Schedule:

(a) Seller has duly and timely filed true, correct and complete income and other material Tax Returns with respect to the Businesses, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such Tax Returns were due, excepting any extensions granted under applicable Laws.

(b) Seller has timely paid all material Taxes it is required to have paid (whether or not shown on a tax return) with respect to the Businesses.

(c) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, partner, manager or other party, and complied with all information reporting and backup withholding provisions of Law, in each case, with respect to the Businesses.

(d) There are no Liens for Taxes (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure to pay a Tax.

(e) There is no open Tax audit, examination or administrative or judicial proceeding in progress or, pending against Seller, in each case, relating to the Businesses. Seller has not received any written notice from a Governmental Authority of a pending audit or any notice from a taxing authority of a dispute or claim, in each case, with respect to Taxes relating to the Businesses, other than disputes or claims that have since been resolved. No claim has been made by any Taxing authority in any jurisdiction where Seller does not file Tax Returns that it is or may be subject to Tax by that jurisdiction with respect to the Businesses. All Tax deficiencies asserted or assessments made against Seller with respect to the Businesses as a result of any examinations by any Taxing authority have been fully paid. Seller is not a party to or bound by any “closing agreement” (within the meaning of Code Section 7121 (or any corresponding provision of applicable state or local Tax-related law)) with any Taxing authority relating to the Businesses. No power of attorney has been executed by or on behalf of Seller with respect to any matters relating to Taxes of the Businesses that is currently in force.

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(f) Seller has not waived any statutes of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Businesses.

(g) Seller is not a party to or bound by any Tax sharing, allocation, indemnity, or similar Contract relating to the Businesses (other than any customary Tax indemnification provisions contained in any credit or other commercial agreement entered into in the ordinary course of business, the primary purpose of which is not Tax).

(h) Seller has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group, the parent of which was or is Ingevity Corporation. Seller does not have any Liability for Taxes of any Person other than Seller under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.

(i) Within the two (2) year period preceding the date hereof, Seller has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) Seller has not claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act.

(k) Seller is not a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(l) Seller (i) has no and has never had a “permanent establishment” in any foreign jurisdiction, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign jurisdiction; and (ii) does not and has not engaged in a trade or business in any foreign jurisdiction, in each case, with respect to the Businesses.

Section 5.11 Material Contracts.

(a) Section 5.11 of the Disclosure Schedule sets forth a list of the Assigned Contracts to which Seller or its Affiliates is a party of the following categories (such Contracts listed in Section 5.11 of the Disclosure Schedule together with the IP Contracts, collectively, “Material Contracts”):

(i) Assigned Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the applicable Seller without penalty or without more than 60 days’ notice;

(ii) Assigned Contracts to purchase the total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) Assigned Contracts with Seller or any of its respective Affiliates that will not be terminated as of the Closing;

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(iv) Assigned Contracts for the sale of any Purchased Assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(v) Assigned Contracts limiting the freedom of the Seller, solely with respect to the Refinery Business or the Industrial Specialties Business, to (A) compete with any other Person or (B) solicit business of any other Person, in each case, that would restrict the Purchaser following Closing;

(vi) Assigned Contracts containing covenants granting any other Person an option or right of first refusal, first offer or first negotiation to purchase or acquire any Purchased Assets;

(vii) Assigned Contracts with respect to the Industrial Specialties Business with any distributor; or

(viii) Assigned Contracts with any Governmental Authority.

(b) Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Seller, subject in each case to the General Enforceability Exception and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. As of the Signing Date, neither Seller, and to Seller’s Knowledge, no counterparty to any Material Contract, is or has been in breach or violation of or default under such Material Contract, or has provided or received any written notice of any intention to terminate any Material Contract, except that, in order to avoid a breach or violation of, or default under any Material Contract, the Consent of such other parties set forth in Section 5.02(b) of the Disclosure Schedule may be required in connection with the transactions contemplated by this Agreement.

Section 5.12 Inventory. All Inventory that is part of the Purchased Assets consists, as of the date hereof, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All Inventory is owned by Seller free and clear of all Liens (other than Permitted Liens), and no Inventory is held on a consignment basis. The information included in each of the Feedstock Inventory Analysis Spreadsheet and the Finished Goods Inventory Analysis Spreadsheet is true and correct in all material respects.

Section 5.13 Production Capacity. The Refinery Facilities, based on Seller’s operation of the Businesses during the six (6) months preceding the Closing, have the capacity to produce 90,000 tons of CTO per calendar year under normal operating conditions.

Section 5.14 Major Customers and Suppliers.

(a) Section 5.14(a) of the Disclosure Schedule sets forth an accurate and complete list of each unaffiliated customer of the Industrial Specialties Business who was one of the twenty-five (25) largest sources of revenues for Seller for the year ended December 31, 2024, based on amounts paid or payable as of the Signing Date (each, a “Major Customer”). Seller has not received any written notice or, to Seller’s Knowledge, oral notice that any Major Customer will reduce its business with the Businesses after the date hereof, other than any Major Customer whose Assigned Contract expires by its terms or which will be fully performed as of such time.

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(b) Section 5.14(b) of the Disclosure Schedule sets forth an accurate and complete list of each unaffiliated supplier of the Businesses who was one of the ten (10) largest suppliers of Seller for the year ended December 31, 2024, based on amounts paid or payable to such suppliers as of the Signing Date (each a “Major Supplier”). Since January 1, 2024 and continuing through the Signing Date, Seller has not received any written notice or, to Seller’s Knowledge, oral notice from any Major Supplier to the effect that such Major Supplier will reduce its business with Seller after the Signing Date, other than any Major Supplier whose Assigned Contract expires by its terms or which will be fully performed as of such time.

Section 5.15 Employment Matters.

(a) Section 5.15(a) of the Disclosure Schedule (the “Personnel List”) includes a list of all of the employees of the Businesses (the “Personnel”). For all Personnel located within the United States, the Personnel List contains the following information as found in Seller’s records for such Personnel: (i) name; (ii) job title; (iii) part-time, full-time, or other employment or consulting status; (iv) hire date or service date (if different); (v) current annualized base salary or hourly base wage (as applicable) of each employee of the Businesses; (vi) commission, bonus, and other incentive-based compensation; (vii) a description of the fringe benefits provided to each such individual as of the date hereof; (viii) vacation eligibility; and (ix) exemption status regarding overtime requirements under applicable Law. For all Personnel located outside of the United States, the Personnel List contains the name and title of such Personnel, as found in Seller’s records for such Personnel. The Personnel List shall include any employee who is on a leave of absence of any nature, paid or unpaid.

(b) The Personnel are engaged on an “at will” basis meaning either the Personnel or Seller can terminate the relationship at any time and without notice, except where the terms and conditions of employment may be subject to the provisions of an operative and valid Collective Bargaining Agreement and to the extent the Seller may engage with effects bargaining with the relevant bargaining representative. During the last twelve (12) months, there has been no mass layoff or plant closing requiring notice to any Person under the WARN Act or any similar state or local Laws. To Seller’s Knowledge, no Personnel intends to terminate such Person’s employment or relationship with Seller.

(c) All employees of the Businesses are, and all former employees of the Businesses whose employment terminated, voluntarily or involuntarily, within the three (3) years prior to the Closing were, legally authorized to work in the United States. Seller has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 and any and all other applicable Laws relating to immigration or confirmation of authorization to work in the United States (collectively, the “IRCA”) for the employees of the Businesses hired prior to the Closing. Further, at all times prior to the Closing, Seller has been in compliance with the employment verification provisions (including the paperwork and documentation requirements), the anti-discrimination provisions, and all other provisions of the IRCA with respect to the employees and the former employees of the Businesses.

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(d) Seller is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, workers’ compensation premiums, social security taxes or other benefits or obligations for the employees and the former employees of the Businesses (other than routine payments to be made in the ordinary course of business and consistently with past practice). There are no pending claims against Seller under any workers’ compensation plan or policy for long-term disability benefits or for outstanding penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Businesses, and Seller has not been reassessed under such legislation during the past three (3) years. No audit of Seller is currently being performed with respect to the Businesses pursuant to any applicable workplace safety and insurance Laws. There are no claims or, to Seller’s Knowledge, potential claims, which may adversely affect Seller’s accident cost experience in respect of the Businesses.

(e) To Seller’s Knowledge, no employee or current officer or manager of Seller relating to the Businesses is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, between such employee, officer or manager and any other Person that in any way affects (i) the performance of his or her duties as an employee, officer or manager of Seller in relation to the Businesses or (ii) the ability of Seller to conduct the Businesses as they are currently conducted. To Seller’s Knowledge, no employee of the Businesses is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant to a former employer. Except as set forth on Section 5.15(e) of the Disclosure Schedule, no employee has executed a non-solicitation, non-competition, confidentiality, or similar agreement with Seller.

(f) True and complete copies have been made available to the Purchaser of the written policies and Collective Bargaining Agreements applicable to Personnel.

(g) With respect to the Businesses, Seller is in material compliance with all terms and conditions of employment, all Contracts relating to the employment of employees and former employees in the last three (3) years, and Laws respecting employment, including but not limited to those Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, classification under the Fair Labor Standards Act and other applicable Laws, pay equity, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, time off laws (including paid time off, leaves of absence, medical and family leave, and sick leave), or unemployment insurance, in each case, as is consistent with reasonable industry practice. There are no outstanding proceedings or orders under any such Laws, and Seller has not received within the past three (3) years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Businesses, and no such investigation is in progress. Without limiting the generality of the foregoing, all individuals providing services to Seller who have been classified by Seller as independent contractors, consultants, or other non-employee designations are properly classified as non-employees.

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(h) Except as set forth on Section 5.15(h) of the Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the Transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise (other than as might be due to employees who do not receive or accept an offer of employment with the Purchaser) becoming due to any Person, (ii) increase any benefits otherwise payable by Seller to any employees or former employees, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Personnel, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Seller to any Personnel.

(i) Except for the Assumed Incentive Compensation, Seller has paid all accrued payroll, accrued bonuses, withholding Taxes, social security payments, severance obligations, contribution obligations under Seller’s 401(k) plan, and other employee benefits for all employees of the Businesses for all periods prior to and ending on the Closing, including with respect to employees who are not offered employment by the Purchaser or employees who do not accept an offer of employment by the Purchaser. All amounts due or accrued due for all salary, wages, bonuses, commission, paid time-off under any employee plan have either been paid or are accurately reflected in the books and records of the Businesses.

(j) Seller is in material compliance with the terms of the Collective Bargaining Agreement(s) and related Contracts set forth on Section 5.15(j) of the Disclosure Schedule. No additional Collective Bargaining Agreement is currently being negotiated by Seller. There are no and, within the past three (3) years there have not been, labor disputes, strikes, or work stoppages against Seller pending or threatened in writing which did or reasonably could interfere with the respective business activities of Seller with respect to the Businesses. Neither Seller, nor any of its employees, has committed any unfair labor practices in connection with the operation of the Businesses. With respect to the Businesses, Seller has not received notice of any unfair labor practice charges in the past three (3) years. There are no lawsuits, charges, labor disputes or grievances pending or threatened in writing, relating to any labor, safety or discrimination matters involving any employee of the Businesses, including charges of unfair labor practices or discrimination charges.

(k) To Seller’s Knowledge, with respect to the Businesses, no allegations of sexual harassment or any unlawful harassment or discrimination have been made against Seller or any Personnel that was alleged to have occurred within the statute of limitations applicable to such claim. Seller has not entered into any settlement agreements or other Contracts relating to allegations of sexual harassment, sexual misconduct, or any unlawful harassment or discrimination by any Personnel within the last three (3) years.

Section 5.16 Employee Benefit Plans.

(a) Section 5.16(a) of the Disclosure Schedule lists each Seller Plan. With respect to each Seller Plan, Seller has delivered or made available to Purchaser a current, true and correct copy of the plan document together with all amendments thereto or, if unwritten, a summary of the material terms of the plan.

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(b) Except as set forth on Section 5.16(b) of the Disclosure Schedule, neither Seller nor any ERISA Affiliate of Seller sponsors, maintains, participates in or contributes to or has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to) or has within the past six (6) years, has (or reasonably could have) any Liability (including any contingent Liability) under or with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to or that has any liability under ERISA Section 302, Title IV of ERISA or Code Section 412, (ii) any “multiemployer plan” as defined in ERISA Section 3(37), (iii) any “multiple employer plan” as defined in ERISA Sections 4063 or 4064, (iv) any “multiple employer welfare arrangement” as defined in ERISA Section 3(40), or (v) any self-funded (or self-insured) group health plan, in each case, in connection with the Businesses.

(c) Each Seller Plan has been funded, maintained and administered in material compliance with its terms and the applicable provisions of the Code, ERISA, the Patient Protection and Affordable Care Act and all other applicable Laws.

(d) Neither Seller nor any employee, officer or agent thereof, nor any trustee, administrator, fiduciary or other “party in interest” or “disqualified person” has engaged in a nonexempt “prohibited transaction” within the meaning of Code Section 4975 or ERISA Section 406 with respect to any Seller Plan.

(e) Except for coverages described in Section 601 et seq. of ERISA at the participant’s sole expense, or as required under applicable state law, no Seller Plan provides health, life, disability or other welfare benefits coverage following retirement or other termination of employment or service and Seller has never represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided.

(f) There is no Action pending or, to the Knowledge of Seller, threatened against any Seller Plan (other than routine claims for benefits) and no facts or circumstances exist that would reasonably be expected to give raise to any such Action.

(g) The funds available under each Seller Plan intended to be a funded Seller Plan equal or exceed the amounts required to be paid, or that would be required to be paid, if such Seller Plan were terminated as of the Closing Date.

(h) Seller does not have any obligation to provide (whether pursuant to a Seller Plan or otherwise) a “gross-up,” indemnity payment or otherwise to compensate any individual in connection with the Businesses with respect to any additional Taxes or interest imposed pursuant to Section 280G of the Code, Section 4999 of the Code or Section 409A of the Code.

(i) Except as disclosed on Section 5.16(i) of the Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Transaction will (i) entitle any employees of the Businesses to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment, (ii) accelerate the timing of payment or vesting, or trigger any payment or funding, of any compensation or benefits under any Seller Plan, (iii) increase the level of benefits under any Seller Plan, or (iv) result in payments which would not be deductible under Section 280G of the Code.

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Section 5.17 Accounts Receivable. The Accounts Receivable that are shown on the Asset Schedule and that, as of the date hereof, remain outstanding are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course (it being understood, this Section 5.17 does not constitute a guarantee of collection of all accounts receivable). To Seller’s Knowledge, all such Accounts Receivable are collectible at the aggregate recorded amounts. Since June 1, 2024, there have not been any write offs in excess of $50,000 as uncollectible of any customer accounts receivable of the Businesses.

Section 5.18 Intellectual Property.

(a) Section 5.18 of the Disclosure Schedule sets forth a list of all Seller Registered IP and any material unregistered Seller Intellectual Property, as well as all Shared Industrial Specialties Business IP. Except as set forth in Section 5.18 of the Disclosure Schedule, all Seller Registered IP and any material unregistered Seller Intellectual Property that is used in the Industrial Specialties Business: (i) is in full force and effect; (ii) is subsisting, valid and enforceable; (iii) is not the subject of any pending cancellation, opposition or reexamination proceeding; and (iv) has been obtained and maintained in compliance with all applicable rules and policies used in the Industrial Specialties Business and procedures of the applicable Governmental Authority.

(b) Section 5.18 of the Disclosure Schedule contains a correct, current, and complete list of all IP Contracts used in the Industrial Specialties Business separately identifying such IP Contracts: (i) under which Seller or its Affiliates is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property; (ii) under which Seller or its Affiliates is a licensee or otherwise granted any right or interest relating to the Intellectual Property Rights of any Person; and (iii) which otherwise relate to Seller’s ownership or use of Intellectual Property Rights.

(c) Except as set forth in Section 5.18 of the Disclosure Schedule, to the Knowledge of Seller, none of the Seller’s Intellectual Property used in the Industrial Specialties Business, Seller Products, or the conduct of the Businesses infringes, misappropriates, violates or makes unlawful use of any Intellectual Property or Intellectual Property Right of any other Person, and none have previously done so during the five (5) years prior to the date hereof. Except as set forth in Section 5.18 of the Disclosure Schedule, there is no past, pending or threatened Action involving Seller Intellectual Property or Seller Products, or the conduct of the Businesses or alleging that any of the foregoing infringes, violates or makes unlawful use of any Intellectual Property Rights of any other Person, and, during the five (5) years prior to the date hereof, Seller has not received either of the following which remain unresolved: (i) any notice that it must license or refrain from using any Intellectual Property Rights; or, (ii) any offer by any other Person to license any Intellectual Property Rights to Seller to avoid a claim for infringement.

Section 5.19 Privacy and Data Security.

(a) Seller, and any third party who provides products or services on behalf of Seller, in each case, with respect to the Businesses, are in material compliance with: (i) applicable Privacy Laws (ii) Privacy Policies; and (iii) Privacy Contracts.

(b) Except as set forth in Section 5.19 of the Disclosure Schedule, no Personal Data has been collected, used, stored, transferred, disclosed, or otherwise interacted with by Seller in connection with the Businesses, in material violation of any Privacy Laws, Privacy Policies or Privacy Contracts.

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(c) (i) Seller is not under investigation by any Governmental Authority for any actual or potential violation of any Privacy Laws; (ii) no action of any kind has been asserted or commenced, or threatened against Seller under any Privacy Laws; and (iii) Seller has not received any subpoenas, demands, or other written or oral notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Laws, nor is Seller aware of any facts suggesting the reasonable likelihood of any of the foregoing, in each case, in connection with the Businesses.

(d) Seller has taken commercially reasonable steps necessary in order to: (i) be compliant with applicable Privacy Laws, (ii) protect the operation, confidentiality, integrity, and security of the software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (iii) protect Personal Data in its possession and/or control from unauthorized use, access, disclosure and modification, in each case, in connection with the Businesses.

(e) Except as set forth in Section 5.19 of the Disclosure Schedule, there have been no material failures, crashes, security breaches, unauthorized access, use, or disclosure, ransom payments or requests for ransom payments or other adverse events or incidents related to Personal Data that would: (i) require notification of individuals, law enforcement, or any Governmental Authority, (ii) require any remedial action under any applicable Privacy Laws, or (iii) have caused any substantial disruption or interruption in the use of the Software, equipment or systems, in each case, in connection with the Businesses.

(f) There are no pending or, to Seller’s Knowledge, threatened claims or actions facing Seller in connection with the Businesses, in connection with any such failures, crashes, security breaches, unauthorized access, use, or disclosure of Personal Information, or other adverse events or incidents, nor is Seller aware of any facts suggesting the reasonable likelihood of any of the foregoing.

(g) Seller has never been a Covered Entity or Business Associate, as those terms are defined under the Health Insurance Portability and Accountability Act.

Section 5.20 Information Technology Assets.

(a) Seller owns or has valid rights to use (by license, subscription, lease or other comparable arrangement (including on a Software-as-a-Service basis)), the IT Assets used in the operation of the Businesses.

(b) Seller has taken commercially reasonable efforts to maintain the IT Assets, and the IT Assets are functioning in material compliance with all applicable technical specifications.

(c) Seller has taken commercially reasonable actions intended to ensure the protection, integrity, availability and security of the IT Assets, and all information stored, processed or transmitted thereby, including Personal Data, from any unauthorized interruption, access, sue, destruction, or modification by third parties, including, to the extent applicable and appropriate, employing firewalls, virus and other malicious or disabling code detection and removal programs and back-up programs.

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Section 5.21 Absence of Changes. Since the Asset Schedule Date and except as set forth on Section 5.21 of the Disclosure Schedule: (i) Seller or its Affiliates have conducted the Businesses in the ordinary course; (ii) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (iii) there has been no loss, damage or destruction of the Purchased Assets, whether or not covered by insurance; and (iv) Seller has not:

(a) issued, sold, pledged, disposed of or otherwise subjected to any Lien (other than a Permitted Lien) any Purchased Assets or Refinery Real Property Interests, other than (i) sales or transfers of inventory in the ordinary course or (ii) sales of immaterial amounts of Tangible Personal Property to unrelated third parties for fair value;

(b) incurred or issued any debt or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, in each case affecting the Businesses or the Purchased Assets, except in the ordinary course of business;

(c) amended, waived, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of Seller’s rights thereunder, or entered into any Material Contract in connection with the Businesses or the Purchased Assets, in each case, other than in the ordinary course of business;

(d) authorized, or made any commitment with respect to, any capital expenditures, whether paid or unpaid, for the Businesses that are (i) individually in excess of $100,000 or (ii) in the aggregate in excess of one hundred and ten percent (110%) of the forecasted expenditure as set forth in the fiscal year 2025 budget of the applicable Business prepared by Seller and made available to Purchaser on or prior to the date hereof (each, a “Budget”), on a pro rata basis for the elapsed portion of time from the Asset Schedule Date to the date hereof;

(e) caused the Businesses to acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (other than the purchase of assets in the ordinary course of business), or caused the Businesses to enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement, other than in the ordinary course of business;

(f) entered into any lease of real or personal property or any renewals thereof in connection with the Businesses;

(g) entered into any easements or other encumbrances (excluding any Permitted Liens) with respect to the Refinery Real Property Interests;

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(h) (i) increased the compensation payable or to become payable or the benefits provided to the employees involved with the Businesses, except (A) in the ordinary course of business or for normal merit and cost-of-living increases consistent with past practice in salaries or wages of such employees who receive less than $75,000 in total annual cash compensation from Seller or (B) as required under any existing agreement or Seller Plan that has been made available to Purchaser, (ii) other than in the ordinary course of business, granted any severance or termination payment to, or paid, loaned or advanced any amount to, any employees involved in the Businesses (excluding reimbursement of expenses in connection with travel or other business-related expenses incurred in the ordinary course of business), or (iii) established, adopted, entered into or amended any Seller Plan, except as required by applicable Law;

(i) entered into any Contract with any of its Affiliates in connection with or affecting the Businesses or the Purchased Assets other than in the ordinary course of business;

(j) except as required by applicable Law, made, revoked or modified any Tax election, settled or compromised any material Tax liability or filed any Tax Return relating to the Businesses other than on a basis consistent in all material respects with past practice;

(k) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Businesses or the Purchased Assets, other than (i) any claim, liability or obligation having a value less than $50,000 (individually or in the aggregate) or (ii) the payment, discharge or satisfaction of such liabilities or obligations in the ordinary course of business;

(l) canceled, compromised, waived or released any right or claim relating to the Businesses or the Purchased Assets, other than (A) any such rights or claims having a value less than $50,000 (individually or in the aggregate) or (B) in the ordinary course of business;

(m) permitted the lapse of any existing Insurance Policy relating to the Businesses or the Purchased Assets without obtaining comparable substitute insurance coverage;

(n) permitted the lapse of any right relating to any owned and material Seller Intellectual Property;

(o) accelerated the collection of or discounted any accounts receivable, delayed the payment of liabilities that would become Assumed Liabilities or deferred expenses, reduced Inventories or otherwise taken actions intended to increase cash on hand in connection with the Businesses, in each case except in the ordinary course of business;

(p) commenced or settled any Action relating to the Businesses, the Purchased Assets or the Assumed Liabilities (excluding any such settlements that involve only the payment of money and less than $50,000, individually or in the aggregate); or

(q) announced an intention, entered into any formal or informal agreement, or otherwise made a commitment to do any of the foregoing in this Section 5.21.

Section 5.22 Insurance. Except as set forth on Section 5.22 of the Disclosure Schedule, there are no claims related to the Businesses, the Purchased Assets or the Assumed Liabilities pending or tendered under any insurance policies, bonds, and letters of credit providing any type of coverage to, or for the benefit or protection of, the Businesses or the Purchased Assets, including casualty, directors and officers liability, general liability, environmental liability, automobile liability, workers’ compensation and employers liability, and excess liability policies and bid, performance, payment, and fidelity bonds and letters of credit (the “Insurance Policies”) as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Additionally, to Seller’s Knowledge, there are no circumstances which would give rise to a claim related to the Businesses under the Insurance Policies that has not yet been tendered. Neither Seller nor any of its Affiliates has received any written notice of cancellation of or alteration of coverage under, any of such Insurance Policies.

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Section 5.23 Product and Service Warranties and Guaranties. Section 5.23 of the Disclosure Schedule sets forth or describes the standard warranty or guaranty applicable to goods sold or services provided by Seller prior to the Closing Date in connection with the Businesses (a “Warranty”), and there is no pending or, to the Knowledge of Seller, threatened claim alleging any breach by Seller of any such Warranty. Except as set forth on Section 5.23 of the Disclosure Schedule, Seller does not have any exposure to, or liability under, any Warranty (a) beyond that which is typically assumed in the ordinary course of business, or (b) that would have a Material Adverse Effect on the Businesses, taken as a whole. Seller has made available to Purchaser complete copies of all Warranties.

Section 5.24 Backlog. Section 5.24 of the Disclosure Schedule is a complete and accurate list and description of Seller’s internal records of the backlog of unfilled firm orders by customer and by product (the “Backlog”) in connection with the Businesses, as of July 15, 2025, August 20, 2025 and, for the purposes of the accuracy of this representation as of the Closing Date, as of a date no more than ten (10) days prior to Closing. The Backlog constitutes, subject to the terms and conditions of the applicable contract or purchase order, valid binding obligations of Seller that are legally enforceable against Seller and the customers in accordance with the terms of such orders.

Section 5.25 Broker’s Commissions. Except as set forth in Section 5.25 of the Disclosure Schedule, Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 5.26 No Other Representations. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made, makes, or has been authorized by Seller to make, and Seller disclaims, any other express or implied representation or warranty, either written or oral, by or on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, the Purchased Assets or the Businesses furnished or made available to Purchaser and its representatives (including, but not limited to, any Confidential Information Memorandum provided by Seller and any information, documents or material made available to Purchaser in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby), or as to the future revenue, profitability or success of the Businesses, or any representation or warranty arising from statute or otherwise in Law.

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Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Disclosure Schedule, Purchaser hereby represents and warrants to Seller as of the Signing Date (except to the extent a specific date is referenced, in which case Purchaser represents and warrants to Seller as of such date) as follows:

Section 6.01 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 6.02 Authority. Purchaser has all necessary entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Purchaser. As of the Closing Date, the Transaction Documents executed and delivered by Purchaser have been duly and validly executed by Purchaser and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms and conditions, subject in each case, to the General Enforceability Exception.

Section 6.03 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 6.03(a) of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by Purchaser of the Transaction, will (i) violate or conflict with any provision of Purchaser’s Organizational Documents, (ii) violate, result in a breach of or require consent or notice under any material Contract to which Purchaser is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract, (iii) assuming receipt of all Consents of Governmental Authorities described in Section 6.03(a) of the Disclosure Schedule, violate or result in a violation of any Law to which Purchaser is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on Purchaser’s assets, except in the cases of clauses (ii), (iii) or (iv) for any violations, conflicts or breaches that would not have or be reasonably expected to have an adverse effect in excess of $20,000.

(b) Other than Consents of Governmental Authorities required pursuant to the HSR Act, no Consent of, with or to any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transaction, other than requirements of any securities Laws.

Section 6.04 Financial Resources. Purchaser has, and as of the Closing will have, sufficient cash on hand, available lines of credit or other sources of immediately available funds as of the Closing Date to enable Purchaser to (a) pay the Purchase Price and (b) fully perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and satisfy all costs and expenses arising in connection herewith and therewith. Purchaser’s obligation to effect and consummate the transactions contemplated by this Agreement and the other Transaction Documents is not subject to the receipt or availability of any funds or third-party financing.

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Section 6.05 Broker’s Commissions. Purchaser has not, directly or indirectly, entered into any Contract with any Person that would obligate Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated by this Agreement.

Section 6.06 Litigation. There is no Action by or against Purchaser pending or, to Purchaser’s knowledge, threatened in writing that could reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.07 Solvency. As of the Closing, and after giving effect to the Transaction (including any financing arrangements entered into in connection therewith), Purchaser will be Solvent. For purposes of this Section 6.07, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. The transaction contemplated by this Agreement is not being made by Purchaser with the intent to hinder, delay or defraud any present or future creditors of Seller.

Section 6.08 Independent Review; No Reliance. Purchaser has conducted its own independent review and analysis of the Businesses and the Purchased Assets and the condition, cash flow and prospects, and acknowledges that the Purchaser has been provided access to the properties, premises and records of the Businesses and the Purchased Assets for this purpose, including to certain projections, and certain business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Purchaser is knowledgeable about the industries in which the Businesses operate and is capable of evaluating the merits and risks of the Transaction and is able to bear the substantial economic risk of such investment for an indefinite period of time. In entering into this Agreement and the other Transaction Documents, Purchaser has relied exclusively upon its own investigation and analysis and the representations and warranties expressly contained in Article V, and Purchaser:

(a) acknowledges that, except as expressly provided in Article V, none of Seller, any of its Affiliates or any of its or their respective Representatives has made, is making or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to Purchaser, its Affiliates, their respective Representatives or any other Person, with respect to the Businesses, the Purchased Assets, Assumed Liabilities, the Excluded Assets, the Excluded Liabilities, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose or future results;

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(b) acknowledges that, without limiting the foregoing and notwithstanding anything to the contrary, (i) none of the Seller, its Affiliates nor their respective Representatives shall be deemed to make to Purchaser, its Affiliates or their respective Representatives any representation or warranty other than as expressly made by the Seller to the Purchaser in Article V and (ii) none of the Seller, its Affiliates, nor their respective Representatives, has made, is making, or shall be deemed to make to Purchaser, its Affiliates or their respective Representatives any representation or warranty, express or implied with respect to (x) the information distributed or made available to Purchaser, its Affiliates or their respective Representatives by or on behalf of the Seller in connection with this Agreement and the Transaction, (y) any management presentation or similar document or (z) any financial projection, forecast, estimate budget or similar item relating to the Businesses, its assets, liabilities, properties, financial condition, results of operation and projected operations of the foregoing;

(c) agrees, to the fullest extent permitted by Law, that neither the Seller nor any of its managers, directors, officers, employees, Affiliates, agents or Representatives shall have any liability or responsibility whatsoever to the Purchaser on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to the Purchaser prior to the execution of this Agreement, or any errors therein or omissions therefrom; and

(d) acknowledges that, neither the Seller nor any of its directors, officers, employees, Affiliates, agents or Representatives makes, has made or shall be deemed to have made, and that Purchaser has not relied on, any representation, warranty, covenant or agreement, express or implied, at law or in equity, with respect to the Businesses or the Purchased Assets, other than the representations, warranties, covenants and agreements of the Seller that are expressly set forth in Article V of this Agreement.

Article VII
COVENANTS

Section 7.01 Interim Period Operations.

(a) During the Interim Period, except as set forth in Section 7.01 of the Disclosure Schedule, as required by applicable Law, as expressly permitted or required under the terms of this Agreement, or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) upon notification by Seller, Seller shall use commercially reasonable efforts to operate the Businesses in the ordinary course of business, preserve the properties, assets, present business operations, organization and goodwill of the Businesses, and preserve intact its present commercial relationships with its Major Customers and Major Suppliers.

(b) Without limiting the foregoing, except as set forth in Section 7.01 of the Disclosure Schedule, as required by applicable Law, as expressly permitted or required under the terms of this Agreement, or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) upon notification by Seller, Seller shall not:

(i) sell, transfer, subject to any Lien (other than Permitted Liens) or otherwise dispose of any Purchased Asset or any material interest therein, other than immaterial dispositions, pursuant to an existing Contract or, for the avoidance of doubt, Inventory sold or disposed of in the ordinary course of business;

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(ii) adopt, effect, approve or become a party to any liquidation, dissolution, merger, consolidation, conversion, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring or recapitalization, that would have a material adverse effect on the ability of Seller to consummate the Transaction, including the ability of Seller to transfer the Purchased Assets;

(iii) enter into any Assigned Contract that would result in post-Closing restrictions on the conduct of the Businesses and that would be binding on Purchaser or any of its Affiliates;

(iv) enter into, agree to enter into, or waive any material rights under any Contract (other than a renewal of an existing Contract on substantially no less favorable terms) that is a Material Contract as of the date hereof or that would be a Material Contract if entered into or so modified or amended prior to the date hereof;

(v) incur, or make any commitment with respect to, any capital expenditures with respect to the Businesses or the Purchased Assets, in each case, that would be binding on the Purchaser after Closing, other in the ordinary course of business and in no event (i) individually in excess of $100,000 or (ii) in the aggregate in excess of one hundred and ten percent (110%) of the forecasted expenditures as set forth in the applicable Budget, on a pro rata basis for the elapsed portion of time from the Asset Schedule Date to the making of such commitment;

(vi) incur any obligation or Liability with respect to the Businesses or the Purchased Assets, in each case, that would constitute an Assumed Liability or otherwise be binding on the Purchaser after Closing, other in the ordinary course of business and in no event (x) individually in excess of $100,000 or (y) in the aggregate an amount in excess of one hundred and ten percent (110%) of the forecasted expenditures as set forth in the applicable Budget, on a pro rata basis for the elapsed portion of time from the Asset Schedule Date to incurrence of any such obligation or Liability;

(vii) abandon, forfeit or fail to maintain any Material Permit; or

(viii) agree or commit to take any action described in this Section 7.01(b).

(c) Requests for approval of any action restricted by Section 7.01(a) or Section 7.01(b) shall be delivered by email to Rob Helwick at rhelwick@mainstreampineproducts.com and Rudy Jones at rjones@mainstreampineproducts.com, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser. Purchaser’s approval of any action (such approval shall not be unreasonably withheld, conditioned or delayed) restricted by Section 7.01(a) or Section 7.01(b) shall be considered granted within five (5) Business Days after the Seller’s notice to Purchaser requesting such consent unless Purchaser notifies the Seller in writing to the contrary during such period.

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(d) Purchaser acknowledges and agrees that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of Seller prior to the Closing; (ii) prior to the Closing, the management of Seller (subject to the direction of the manager(s) of Seller) may exercise complete control and supervision over the operations of Seller; and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 7.01 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Order or Law.

Section 7.02 Regulatory and Other Approvals.

(a) General.

(i) During the Interim Period, each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(ii) Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.02 of the Disclosure Schedule.

(iii) Without limiting the generality of the Parties’ undertakings pursuant to Section 7.02(a)(i) and Section 7.02(a)(ii), each of the Parties shall use all reasonable best efforts to:

A.	respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

B.	avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

C.	in the event any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Order vacated or lifted.

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(iv) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(v) Notwithstanding the foregoing, nothing in this Section 7.02 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Purchaser or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a material adverse effect or materially and adversely impact the economic or business benefits to Purchaser of the Transaction; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

(b) HSR.

(i) Without limiting the generality of the foregoing, to the extent required, Purchaser and Seller shall as promptly as practical, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, each file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report Form under the HSR Act required in connection with the Transaction and as promptly as practicable supply additional information, if any, requested in connection therewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Purchaser and Seller shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Purchaser shall keep Seller, and Seller shall keep Purchaser, apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ and shall comply promptly with any such inquiry or request. Each of the parties hereto agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transaction unless it consults with, in the case of Purchaser, Seller or, in the case of Seller, the Purchaser in advance and, to the extent not prohibited by such Governmental Authority, gives such other party the opportunity to attend and participate in such meeting or discussion. Purchaser and Seller shall use their reasonable best efforts to obtain the termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the Transaction. The HSR filing fee associated with the filings contemplated by this Section 7.02 shall be paid by Purchaser.

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(ii) Purchaser and Seller will comply with any additional requests for information including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Authority. Without limiting any other provision hereof, in furtherance of the foregoing, Purchaser agrees (on behalf of itself and each of its Affiliates) to use its reasonable best efforts to take or cause to be taken any and all actions reasonably necessary, proper or advisable to avoid, eliminate and resolve any and all impediments under the HSR Act or trade regulation law that may be asserted by any Governmental Authority (including the FTC and the DOJ) and to obtain all consents, approvals and waivers under the HSR Act and other trade regulation laws that may be required by any Governmental Authority.

Section 7.03 Access.

(a) During the Interim Period, so long as Purchaser is not in breach of this Agreement, Seller shall afford Purchaser and its Affiliates and Representatives, at predetermined dates and times agreed to by Seller, access to the Books and Records, Seller’s employees, and the Purchased Assets as Purchaser may from time to time reasonably request in writing, in each case, to the extent that such access (i) will not unreasonably interfere with the Seller’s business (whether or not such business is part of the Businesses) or any health, safety or security rules, regulations, requirements or instructions of the Seller or any of their respective Affiliates and (ii) is reasonably related to Purchaser’s obligations and rights under this Agreement; provided, however, that (A) Seller shall be entitled to be present for any communication with or access to the Books and Records, Seller’s employees and the Purchased Assets, and (B) Purchaser shall, and shall cause its Affiliates and Representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of Seller and their respective Affiliates, as applicable, and the terms and conditions of Section 7.07(a).

(b) Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates or Representatives shall have any right of access to, and neither Seller nor its Affiliates, Representatives, or employees shall have any obligation to provide, (i) any information relating to previous bids received from, or the names or any other identifiable description of, any other Person in connection with a potential transaction involving the Businesses or the Purchased Assets, or (ii) any information, the disclosure of which could (A) jeopardize any privilege (including attorney-client privilege) work product doctrine or other legal privilege held by the Seller or any of their respective Affiliates, as determined in Seller’s sole discretion, (B) cause Seller or any of their respective Affiliates to breach any fiduciary duty, confidentiality obligation or Contract or (C) in Seller’s reasonable judgment result in inappropriate disclosure of competitively sensitive information or a violation of Law. Seller hereby agrees to take commercially reasonable efforts to accommodate Purchaser’s requests for discussions with the customers and suppliers listed on Schedule 7.03(b) from and after the Signing Date. Additionally, Seller hereby acknowledges that Purchaser has previously engaged in, and shall have the right to continue to engage in, conversations with those employees listed on Schedule 7.03(b). Except for the customers and suppliers listed on Schedule 7.03(b), neither Purchaser nor any of its Affiliates or Representatives shall contact or hold discussions with any suppliers, vendors, distributors, customers, sales team members or other employees of Seller or any of its Affiliates without the mutual agreement of the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), and in any event only with the participation of Seller. In exercising Purchaser’s rights under this Section 7.03, Purchaser and its Affiliates and Representatives shall not interfere with the conduct of the Businesses or any other business or operations of Seller, whether or not related to the foregoing.

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Section 7.04 Employee Matters.

(a) Within ten (10) days prior to Closing, the Parties shall identify the employees of the Businesses whose employment shall be maintained by Seller as of the Closing and who shall provide services to Purchaser pursuant to the TSA (the “Leased Employees”), each of whom shall be leased to, and transitioned to the employment of, Purchaser pursuant to the terms and conditions set forth in the TSA.

(b) Schedule 7.04 lists all employees of the Businesses who are actively employed as of the Closing and to whom Purchaser shall make offers of employment pursuant to this Section 7.04(b). At Closing, Seller shall terminate the employment of all such employees, except for the Leased Employees. Purchaser shall offer employment, on an “at will” basis, to all such employees, including, for the avoidance of doubt, the Leased Employees, so long as such employees satisfactorily meet Purchaser’s bona fide requirements for onboarding and background checks (all such individuals who accept such offers and commence employment, the “Continuing Employees”). Purchaser’s employment of all Continuing Employees who are not Leased Employees shall begin as of the Closing, and Purchaser’s employment of the Leased Employees shall begin no later than the end of the Employee Lease Period (as defined in the TSA) in accordance with the terms and conditions set forth in the TSA. Consistent with the foregoing, Purchaser shall extend written offers of employment to all Continuing Employees covered by a Collective Bargaining Agreement, and effective as of the Closing, and to the extent required by applicable Law, shall recognize the bargaining agent of such employees and bargain in good faith with such agent regarding the terms and conditions of their employment. Purchaser shall make such offers of employment to Continuing Employees prior to Closing, in a manner and in sufficient numbers intended to avoid triggering any notice obligations or liability under the WARN Act. The Parties acknowledge and agree that no WARN Act notice shall be issued in connection with the Transaction. Seller shall be responsible for any liability arising from the WARN Act resulting from the Transaction, but only to the extent that Purchaser has complied with this Section 7.04(b).

(c) For a period of at least twelve (12) months following the Closing, Purchaser agrees that compensation and benefits provided to each Continuing Employee shall comply with any applicable Collective Bargaining Agreement and, in any event, the base salary or hourly wage of each Continuing Employee shall be at least equal to the base salary or hourly wage set forth in Schedule 7.04 or, with respect to each Leased Employee, at least equal to the base salary or hourly wage of such Leased Employee immediately prior to the expiration of the Employee Lease Period. Notwithstanding the foregoing, subject to the terms of any applicable Collective Bargaining Agreement and the TSA, Purchaser shall have no obligation to employ or continue to employ any Continuing Employee for any period of time following the Closing.

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(d) Purchaser shall give service credit to each Continuing Employee for the purposes of eligibility, vesting, calculation of any benefit, and benefit accrual under each Benefit Plan of Purchaser or any of its Affiliates (other than any defined benefit pension plan) that is made available to such Continuing Employee for service credited under the Seller Plans in which such Continuing Employee was a participant immediately prior to the Closing, except to the extent it would result in duplication of benefits. Purchaser shall use commercially reasonable efforts to make appropriate arrangements with its or its Affiliates’ insurance carrier(s) to (i) waive any limitations on benefits under its or its Affiliates’ group health plans relating to any preexisting conditions or waiting periods of the Continuing Employees and their eligible dependents to the extent such limitation would have been satisfied with Purchaser’s or its Affiliates’ group health plans had such Continuing Employee’s service with Sellers and participation in the group health plans of Sellers prior to the Closing been service with Purchaser and participation in the group health plans of Purchaser or its Affiliates, and (ii) recognize, for purposes of annual deductibles and out-of-pocket limits under the group health plans applicable to the Continuing Employees, deductible and out-of-pocket expense paid by the Continuing Employees and their respective dependents under the Seller’s group health plans in the plan year in which the Closing occurs.

(e) Seller shall be responsible, and Purchaser shall have no obligations, for compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Businesses, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit-sharing benefits for any period relating to the service with Seller prior to the Closing. During the Employee Lease Period, the TSA shall govern the Parties’ responsibility with respect to the compensation, benefits or other amounts payable to or on behalf of the Leased Employees. Subject to the terms of the TSA, Purchaser shall be responsible, and Seller shall have no obligations, for compensation or other amounts payable to any current, former, or future employee, officer, director, independent contractor or consultant of the Businesses, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, for any period of providing services to Purchaser at and after the Closing. Purchaser shall also be responsible for any severance pay owed under Seller’s severance pay policy triggered by Purchaser’s decision not to offer continued employment to any employee listed on Schedule 7.04; provided, however, that such obligation for Purchaser to pay severance shall not apply if (i) the applicable employee fails to satisfy Purchaser’s bona fide onboarding and background check requirements and (ii) such employee returns to employment with Seller within twelve (12) months after the Closing, with any such severance payments made by Purchaser in respect of such employees pursuant to this provision to be reimbursed by Seller. Notwithstanding anything herein to the contrary, Purchaser shall be responsible, and Seller shall no obligations, for the short-term or commercial incentive program compensation earned by the Continuing Employees through the Closing Date and included in the calculation of Working Capital (the “Assumed Incentive Compensation”).

(f) Seller shall remain responsible for the satisfaction of all claims for health and welfare benefits, including claims for medical, dental, life insurance, health, accident or disability benefits, brought by or in respect of current or former employees (including Continuing Employees), officers, directors, independent contractors or consultants of the Businesses or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to the Closing. Seller also shall remain responsible for all worker’s compensation claims of any current or former employees (including Continuing Employees), officers, directors, independent contractors or consultants of the Businesses which relate to events occurring prior to the Closing. During the Employee Lease Period, the TSA shall govern the Parties’ responsibility with respect to the satisfaction of claims with respect to the Leased Employees.

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Section 7.05 Seller Marks.

(a) Retained Ownership. Purchaser acknowledges that: (i) as between Seller and Purchaser, Seller exclusively owns all trademarks, service marks, trade dress, trade names, domain names, social media handles, and other indicia of source or origin (collectively, “Trademarks”) consisting of or incorporating “Ingevity”, and all variations or acronyms of any of the foregoing, including all registrations and applications for registration thereof and any Trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”); (ii) as of the Closing Date, any and all right of the Businesses to use the Seller Marks terminates and reverts to the Seller; and (iii) Purchaser and its Affiliates have no rights, and are not acquiring any rights, to use the Seller Marks after the Closing Date, except as expressly set forth in this Section 7.05 and except as expressly set forth in the IP Agreement.

(b) Transitional Trademark Use and Transition Efforts.

(i) For sixty (60) days after the Closing Date (the “Transition Period”), Purchaser may use and distribute all of the Businesses’ existing signage, business cards, letterhead, invoice forms, advertising, sales, marketing and promotional materials, and other documents and materials containing or bearing any Seller Mark, in each case included in the Purchased Assets as of the Closing Date (“Existing Stock”) in connection with the continued operation of the Businesses during the Transition Period solely in a manner consistent with the Seller’s operation of the Businesses immediately prior to the Closing Date. In the context of entering into or conducting any contractual relationship, Purchaser shall make clear to all other parties to the contractual relationship that Purchaser, rather than Seller, is entering into or conducting the contractual relationship.

(ii) Promptly after the Transition Period, Purchaser shall (A) remove or obliterate all Seller Marks from the remaining Existing Stock or (B) cease using and distributing its Existing Stock and all other materials with Seller Marks.

(c) Quality Control and Trademark Protection.

(i) Purchaser shall (A) use the Seller Marks only in a form and manner consistent with, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services offered in connection with, Seller’s use of the Seller Marks immediately prior to the Closing Date and (B) comply with all applicable Laws and industry practice in connection with its use and distribution of the Seller Marks and Existing Stock. Any and all goodwill arising from Purchaser’s use of the Seller Marks will inure solely to Seller’s benefit.

(ii) Purchaser and its Affiliates shall not, and shall not permit, enable, or request any other Person to: (A) use any Seller Mark in any manner, or engage in any act or omission, that tarnishes, degrades, disparages, or reflects adversely on a Seller Mark or Seller’s or its Affiliates’ business or reputation, or that might dilute or otherwise harm the value, reputation, or distinctiveness of or Seller’s goodwill in any Seller Mark; (B) register or file any application to register in any jurisdiction any Trademark that consists of, incorporates, is confusingly similar to, or is a variation, derivative, modification, or acronym of, any Seller Mark; or (C) contest the ownership or validity of any Seller Mark including in any litigation or administrative proceeding.

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(d) Seller may immediately terminate the right and license in this Section 7.05 if Purchaser or any of its Affiliates fails to comply with the terms and conditions in this Section 7.05 or otherwise fails to comply with Seller’s reasonable directions in relation to the use of the Seller Marks.

(e) Internal Records. Purchaser may not use the Seller Marks after the expiration of the Transition Period, except that Purchaser may for a period of five (5) years following the Closing Date retain, solely for its internal business purposes, records, and other historical or archived documents containing or referencing the Seller Marks.

(f) Disclaimer and Indemnification. Seller hereby disclaims all express and implied representations and warranties concerning the Seller Marks and all responsibility or liability under this Section 7.05 for claims by third parties after the Closing Date arising out of or relating to the use of any Seller Marks by Purchaser or its Affiliates. In addition to any other available remedies, Purchaser shall indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns from and against all Actions by third parties after the Closing Date arising out of or relating to: (i) Purchaser’s use of any Seller Mark in accordance with the provisions of this Section 7.05, other than claims that the Seller Marks infringe or dilute the Intellectual Property or other rights of any third party; or (ii) Purchaser’s or its Affiliates’ use of any Seller Mark in violation of this Section 7.05.

(g) Equitable Relief. Purchaser acknowledges that: (i) the Seller Marks are valuable to Seller; (ii) any breach of this Section 7.05 by Purchaser or its Affiliates will cause Seller irreparable injury; and (iii) the remedies at law for a breach of this Section 7.05 are inadequate and the resulting damages cannot readily be measured in monetary terms. Without limiting any of Seller’s other rights and remedies, and notwithstanding anything in this Agreement to the contrary, in the event of any breach or threatened breach of this Section 7.05 by Purchaser or its Affiliates, Seller will be entitled to equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security or prove actual damages in connection with such relief.

Section 7.06 Updated Disclosures. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.01 requires any change in a Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, or if Seller becomes aware of any event, condition, fact or circumstance after the date hereof which would require, or would have required, disclosure pursuant to this Agreement if such event, condition, fact or circumstance had existed, occurred or been known by Seller as of the date hereof, or if any of the information or disclosures set forth in any Disclosure Schedule become outdated or incorrect in any material respect after the date hereof, then Seller shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change. Each such update shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule; provided, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (a) curing any inaccuracy of any of the representations and warranties made by the Seller in this Agreement prior to the Closing or (b) determining whether any of the conditions set forth in Section 8.01 have been satisfied, in each case, unless Purchaser specifically agrees thereto in writing. For the avoidance of doubt and notwithstanding the foregoing, any update to the Disclosure Schedule pursuant to Section 5.24 shall be deemed incorporated into and shall supplement and amend the Disclosure Schedule.

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Section 7.07 Confidentiality.

(a) Prior to the Closing, the Parties hereby agree to keep the terms of this Agreement and all other Confidential Information strictly confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the Parties may disclose such terms to their respective employees, accountants, advisors, Affiliates and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Purchaser shall be liable to Seller for any failure of its Representatives to abide by this Section 7.07.

(b) From and after the Closing, the Seller will, and will cause their respective Affiliates, agents and other Representatives to, treat and hold as strictly confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with the Transaction, and deliver promptly to Purchaser or destroy, at Purchaser’s request and option, all tangible embodiments (and all copies) of the Confidential Information that are in the Seller’s or any of its Affiliates’ or other Representatives’ possession excluding, however, in all cases the Seller’s Books and Records set forth in Section 7.08. If Seller is requested or legally required to disclose any Confidential Information, such Seller will notify Purchaser promptly of the request or requirement so that Purchaser or its Affiliates may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal, but such Seller shall permit Purchaser a reasonable opportunity to obtain, at Purchaser’s or its Affiliate’s request and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser or its Affiliate designates. As used in this Section 7.07(b), “Confidential Information” means any information concerning the assets, businesses and affairs of Seller that is not, as of the date of this Agreement, already generally available to the public.

Section 7.08 Books and Records. From and after the Closing, (i) Purchaser shall, and shall cause its Affiliates to, preserve in accordance with bona fide recordkeeping policies, and upon request by Seller, make available to Seller (and its designees) and afford the Seller (and its designees) the right to take extracts from and to make copies of, any and all Books and Records that relate to any period that includes or precedes the Closing Date, including any Books and Records required to enable Seller to comply with their respective covenants and obligations under this Agreement and the other Transaction Documents, and (ii) Purchaser shall not, and shall not permit any of its Affiliates or any other Person to, destroy any Books and Records until the later of (A) seven (7) years following the Closing or (B) the expiration of the applicable statute of limitations for the assessment of Taxes in the jurisdictions to which such Books and Records relate.

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Section 7.09 Public Announcements. Prior to, or in conjunction with, the signing of this Agreement and the Closing, neither Party shall issue any press release or public announcement concerning this Agreement, the other Transaction Documents or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining prior written approval of the other Party (such approval not to be unreasonably withheld, delayed or conditioned), except as may be required (and solely to the extent required) by applicable Law (including any disclosure requirements under applicable securities Law) or the applicable rules of any stock exchange, in which event such Party shall, on a basis reasonable under the circumstances, provide a meaningful opportunity to the other Party and their counsel to review and comment on such press release or other announcement and shall in good faith give due consideration to all reasonable additions, deletions or changes thereto.

Section 7.10 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Closing, at any Party’s written request and without further consideration, the other Parties shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the Transaction. If, following the Closing, Seller or any of its Affiliates receives any payment or other amount related to any Purchased Asset (including, without limitation, with respect to any Accounts Receivable included in the Purchased Assets), Seller shall promptly remit (or cause to be remitted) such amount to Purchaser. If, following the Closing, Purchaser or any of its Affiliates receives any payment or other amount related to any Excluded Asset (including, without limitation, with respect to any accounts or notes receivable related to the Industrial Specialties Business which are Excluded Assets), Purchaser shall remit (or cause to be remitted) such amount to Seller. If either Party or its Affiliates pays any accounts payable or other Liability that is the responsibility of the other Party, then responsible Party shall promptly reimburse the other Party or its applicable Affiliate for the amount of such payment.

Section 7.11 Closing Conditions. Except as otherwise set forth in this Agreement, during the Interim Period, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to satisfy the conditions in Article VIII and Article IX, and shall not willfully take any actions that will have the effect of delaying, impeding, or impairing the receipt of any required consents, authorizations, Orders, or approvals or otherwise delaying the Transaction.

Section 7.12 R&W Insurance Policy. Purchaser shall cause the R&W Insurance Policy to be bound on or as soon as reasonably practicable following the date hereof (and in any event, on or prior to the Closing Date), with the R&W Premium and Underwriting Amount to be borne equally by Purchaser, on the one hand, and Seller, on the other hand. The R&W Insurance Policy provides that the R&W Insurer may not seek to enforce any subrogation rights the R&W Insurer might have against the Seller, or against any of the Seller’s Affiliates, as a result of any alleged breach of any representation or warranty made by Seller under this Agreement or otherwise, except in the case of Fraud, and the R&W Insurer shall have waived any such right of subrogation. Further, after the date hereof, the Purchaser and its Affiliates shall not (and shall not permit any Person to) amend, waive, or otherwise modify the R&W Insurance Policy, in any manner that would (i) be adverse to Seller or any Affiliate or beneficiary of Seller or (ii) permit the R&W Insurer or any other Person, to subrogate, or otherwise initiate or bring any action or proceedings against Seller or any of its Affiliates, or any past, present, or future manager, member, officer, employee, or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, except in the case of Fraud. Purchaser shall comply with all of its obligations under the R&W Insurance Policy and shall not terminate, or cause to be terminated, the R&W Insurance Policy.

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Section 7.13 Exclusivity/No-Shop.

(a) Seller agrees that, from and after the Signing Date, it will not and will not authorize or permit any of its Affiliates or any of their Representatives to, directly or indirectly, (a) knowingly solicit, initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction, (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Alternative Transaction, or (c) authorize, engage in, or enter into any agreement or understanding with respect to any Alternative Transaction.

(b) If, at any time during the one (1) year period following the termination of this Agreement as a result of Seller’s breach of Section 7.13(a) (the “ROFR Period”), Seller proposes to enter into any definitive agreement or understanding with any third party (a “Prospective Buyer”) with respect to an Alternative Transaction, which definitive agreement or understanding is reasonably expected to be entered into prior to the end of the ROFR Period, then Seller shall deliver to Purchaser prompt written notice thereof (the “ROFR Period Notice”) stating in reasonable detail the material terms and conditions of such Alternative Transaction (including the aggregate consideration payable in respect thereof and any written proposal, letter of intent or similar documentation setting forth the terms agreed to by Seller and a Prospective Buyer). Upon receipt of the ROFR Period Notice, Purchaser shall have a right of first refusal (the “Right of First Refusal”) to consummate the proposed Alternative Transaction on substantially the same terms and conditions (including with respect to the consideration payable in respect thereof, except any non-cash consideration shall be payable in cash at the election of Purchaser) as set forth in the ROFR Period Notice; provided, however, Purchaser shall have no less than sixty (60) days to consummate the proposed Alternative Transaction. Immediately after delivering a ROFR Period Notice to Purchaser, Seller shall provide Purchaser and its Representatives access to, and, if requested, copies of, the information and other diligence materials, including all non-public information of Seller, that are or have been supplied to the Prospective Buyer or its Representatives and such other diligence reasonably requested by Purchaser. Purchaser may exercise such Right of First Refusal by delivering written notice to Seller within twenty (20) Business Days following receipt of the ROFR Period Notice (the “ROFR Option Period”). In the event that Purchaser elects not to exercise its Right of First Refusal or Purchaser and Seller fail to consummate the Alternative Transaction within ninety (90) days following the expiration of the ROFR Option Period, unless such failure is the result of Seller’s actions or inactions, then Seller shall be permitted to consummate such Alternative Transaction with the Prospective Buyer without any further delay or negotiation period, but only if the material terms for such Alternative Transaction are no more favorable to the Prospective Buyer in any material respects than the terms set forth in the ROFR Period Notice, including the consideration payable to Seller, which shall be an amount no less than the amount set forth in the ROFR Period Notice.

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Section 7.14 Assumed Warranty Liabilities. Following the Closing, Purchaser agrees to and shall perform warranty repairs and replacements with respect to the Assumed Warranty Liabilities; provided, however, that Seller shall reimburse Purchaser for the reasonable and documented out-of-pocket cost and expenses of such warranty repairs and replacements (which, for the avoidance of doubt, shall include the fair market value of any replacement products but shall not include the time of Purchaser’s employees providing such warranty and replacement services) in respect of such Assumed Warranty Liabilities.

Section 7.15 Covenant to Finalize Reciprocal Plant Operating Agreement and Transaction Documents. Following the date hereof until the Closing, the Parties agree to work together in good faith to finalize a form (which form shall be on terms substantially consistent with those reflected in the Reciprocal Plant Operating Agreement Term Sheet unless mutually agreed by the Parties) of the Reciprocal Plant Operating Agreement to be executed at Closing. Additionally, notwithstanding the fact that forms of certain Transaction Documents have been agreed to as of the Signing Date, in the event that the Parties mutually agree (such agreement not to be unreasonably withheld or delayed) that circumstances require changes to such forms, the Parties agree to work together in good faith to negotiate any changes necessary to such forms prior to their execution in connection with the Closing.

Section 7.16 Fee in Lieu of Tax Agreement. Following the date hereof until the Closing, Seller shall use commercially reasonable efforts to cooperate with Purchaser (upon Purchaser’s reasonable request) to facilitate the pass-through, to the extent practicable and permitted by applicable Law, of the portion of the benefits granted to Seller under the fee in lieu of taxes agreements entered into with Charleston County, South Carolina (the “County”) as set forth on Schedule 7.16 (the “FILOT Benefits”) to Purchaser.

Section 7.17 Relocation of Railcars. The Parties acknowledge and agree that certain railcars which Purchaser shall have a right to take possession of and use as of the Closing pursuant to the Assigned Contracts may be located outside of the Real Property, including at facilities of Seller located outside of the Real Property. Prior to the Closing, the Parties shall use commercially reasonable efforts to mutually agree upon a plan to relocate such railcars to the Real Property, and Seller shall use commercially reasonable efforts to relocate such railcars to the Real Property in accordance with such plan. Purchaser shall reimburse Seller for all freight costs incurred by Seller in connection with the relocation of such railcars (the “Railcar Relocation Costs”). From and after the Closing, Purchaser shall, at its sole cost and expense, be solely responsible for, and Seller shall have no obligations in respect of, relocating any such railcars that Seller was unable to relocate to the Real Property as of the Closing. If any such railcars remain at any facilities of Seller located outside of the Real Property as of the Closing, Purchaser shall remove (or cause the removal of) all such railcars from such facilities within nine (9) months after the Closing. Within a reasonable period prior to the end of such nine (9) month period, the Parties shall consider whether additional time may be required to remove (or cause the removal of) all such railcars from such facilities and may mutually agree upon a reasonable extension of such period; provided, for the avoidance of doubt, that Seller shall have no obligation to agree to any such extension, and any such extension shall be subject to Seller’s ability and willingness (as determined in Seller’s sole discretion) to continue to store such railcars. Without limiting Seller’s obligations pursuant to this Section 7.17, in no event shall the failure of the Parties to mutually agree upon such plan or the failure of Seller to relocate any such railcars, whether as of the Closing or otherwise, be deemed a breach of this Section 7.17 for purposes of Section 7.11, Article VIII, Article IX, Article XI, Article XII or otherwise.

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Section 7.18 Purchaser Benefit Plans. Following the date hereof, Seller shall use commercially reasonable efforts to cooperate with and assist Purchaser in establishing Purchaser’s desired Benefit Plans prior to the Closing. In furtherance of the foregoing, following the date hereof until the Closing, Seller shall, upon the reasonable request by Purchaser, use commercially reasonable efforts to (i) provide Purchaser with all necessary information and documentation related to the Seller Plans and reasonably necessary to assist Purchaser in the establishment of Purchaser’s Benefit Plans, (ii) make available during normal business hours certain of Seller’s human resources personnel or other knowledgeable representatives to consult with Purchaser and provide guidance on the establishment and administration of Purchaser’s Benefit Plans and (iii) coordinate with any third party service providers or consultants engaged by Purchaser to assist in the establishment of Purchaser’s Benefit Plans.

Article VIII
PURCHASER’S CONDITIONS TO CLOSING

Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to fulfillment, at or prior to the Closing, of each of the following conditions (except to the extent waived in writing by Purchaser in its sole discretion):

Section 8.01 Representations and Warranties. Seller’s representations and warranties in this Agreement shall be true and correct in all material respects on and as of the Closing Date, disregarding any materiality qualifiers or limitations, as though such representations and warranties had been made or given on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

Section 8.02 Performance. Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or prior to the Closing, including all required Closing deliveries set forth in Section 4.02.

Section 8.03 Required Consents. All approvals, consents and waivers that are listed on Schedule 8.03 shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

Section 8.04 Officer’s Certificate. Purchaser shall have received from Seller at the Closing a certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01, Section 8.02 and Section 8.08 has been satisfied.

Section 8.05 Secretary’s Certificate. Purchaser shall have received from Seller a certificate of the Secretary (or equivalent officer) certifying (a) the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder; and (b) that attached thereto are true and complete copies of all resolutions adopted by the governing Person of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction.

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Section 8.06 Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Transaction will have expired or, to the extent applicable, will have been terminated, and all other filings with, notices to and consents, authorizations and approvals of any Governmental Authority that are required for the consummation of the transactions contemplated hereby will have been made and obtained.

Section 8.07 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the transactions contemplated by this Agreement or the other Transaction Documents illegal or (b) otherwise restraining or prohibiting the consummation of the Transaction.

Section 8.08 No Material Adverse Effect. From the Signing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Determination of Ground Lease Parcel. Purchaser shall have received an ALTA/NSPS Land Title Survey (the “Survey”) from a surveyor satisfactory to Purchaser and Seller that delineates the real property that will be subject to the Ground Lease (the “Ground Lease Parcel”) from other real property owned by Seller or any other parties. Purchaser and Seller shall equally share in the cost of obtaining such Survey.

Section 8.10 Leasehold Title Policy. Purchaser shall have received from a title insurance company satisfactory to Purchaser (the “Title Company”) an ALTA commitment for title insurance insuring Purchaser’s leasehold interest in the Ground Lease Parcel. Further, the Title Company shall be irrevocably committed to issuing a leasehold title policy in favor of Purchaser (the “Leasehold Policy”), in form reasonably satisfactory to Purchaser, upon the recording of the Short Form Lease. Seller shall pay the cost of the title search associated with the Leasehold Policy, and Purchaser shall be responsible for the cost of the base premium for the Leasehold Policy and any endorsements to the Leasehold Policy and any lender’s policy.

Article IX
SELLER’S CONDITIONS TO CLOSING

Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before Closing, of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

Section 9.01 Representations and Warranties. Purchaser’s representations and warranties in this Agreement shall be true and correct on and as of the Closing Date, disregarding any materiality qualifiers, as though such representations and warranties had been made or given on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Purchaser Material Adverse Effect.

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Section 9.02 Performance. Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing, including all required Closing deliveries set forth in Section 4.03.

Section 9.03 Officer’s Certificate. Seller shall have received from Purchaser at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 9.01 and Section 9.02 has been satisfied.

Section 9.04 Secretary’s Certificate. Seller shall have received from Purchaser a certificate of the Secretary (or equivalent officer) of Purchaser certifying (a) the names and signatures of the officers of Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder; and (b) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction.

Section 9.05 Regulatory Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby will have expired or, to the extent applicable, will have been terminated, and all other filings with, notices to and consents, authorizations and approvals of any Governmental Authority that are required for the consummation of the transactions contemplated hereby will have been made and obtained.

Section 9.06 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the Transaction contemplated by this Agreement or the other Transaction Documents illegal or (b) otherwise restraining or prohibiting the consummation of any such Transaction.

Article X
Tax Matters

Section 10.01 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction (including any real property transfer Tax and any other similar Tax) shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand, when due regardless of the Person liable for such obligations under applicable Tax Law or the Person making payment to the applicable Governmental Authority or other third party. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

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Section 10.02 Apportionment of Certain Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied on a per diem basis with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser based on the number of days in such taxable period up to and including the Closing Date and the number of days in such taxable period after the Closing Date. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such taxable period ending on the Closing Date, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the portion of such taxable period after the Closing Date.

Section 10.03 Cooperation on Tax Matters. The Parties shall cooperate with each other by furnishing additional information and executing and delivering additional documents as may be reasonably requested by the requesting party (i) in the preparation and filing of Tax Returns required to be filed by or with respect to the Businesses or the Purchased Assets and (ii) in connection with any proceedings in respect of or that relate to Taxes of or with respect to the Businesses or the Purchased Assets. Such cooperation shall include access during normal business hours afforded to the parties and their respective agents and representatives to, and reasonable retention by such parties of, Tax records related to the Businesses (but not Tax Returns of Seller or other Affiliates to the extent not related to the Businesses), and making employees and agents (including auditors) of Seller and its Affiliates available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to Seller relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the other Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority. Seller and Purchaser further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

Article XI
TERMINATION

Section 11.01 Right of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or Purchaser, if any Governmental Authority has issued, enacted, entered, promulgated or enforced any Law or issued any Order, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned (other than a temporary restraining order), restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

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(c) by Seller, if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of Purchaser in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 9.01 or Section 9.02 on or prior to the Outside Date (other than through the failure of the Seller to comply with its obligations under this Agreement), and such breach, if curable, is not cured within thirty (30) days after receipt of written notice thereof from Seller (or any shorter period of time that remains between the date Seller provides written notice of such violation or breach and the Outside Date);

(d) by Purchaser, if Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Seller in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through Purchaser’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within thirty (30) days after receipt of written notice thereof from Purchaser (or any shorter period of time that remains between the date Purchaser provides written notice of such violation or breach and the Outside Date); or

(e) by either Seller or Purchaser, if the Closing has not occurred on or prior to the Outside Date; provided, that neither Seller nor Purchaser will be entitled to terminate this Agreement pursuant to this Section 11.01(e) if such Person’s Willful Breach of this Agreement has prevented the consummation of the transactions contemplated hereby; provided, further, that either Seller or Purchaser may extend the Outside Date up to an additional sixty (60) days to the extent necessary to satisfy the conditions set forth in Section 8.06 or Section 9.05 so long as the other conditions in Article VIII and Article IX have been satisfied (other than those conditions which by their nature are to be satisfied by actions to be taken, or delivered, or to be made, at Closing (but subject to such conditions being capable of being satisfied)).

Section 11.02 Effect of Termination.

(a) If either Seller or Purchaser terminates this Agreement pursuant to Section 11.01, the Parties’ respective obligations and Liabilities under this Agreement shall terminate and become void ab initio; provided, however, that notwithstanding anything to the contrary in this Agreement, nothing herein shall relieve any Party from liability for (a) any Willful Breach, (b) any obligations under Section 7.03, this Section 11.02, Article XII, and Article XIII or (c) payment of the Reverse Termination Fee or Termination Diligence Fee pursuant to Section 11.02(b), Section 11.02(c) or Section 11.02(d), as applicable, all of which shall remain in full force and effect and shall survive any termination of this Agreement. Upon the termination of this Agreement, Purchaser, its Affiliates, and its Representatives shall comply with their respective obligations under Section 7.07 and deliver promptly to the Seller or destroy, at the Seller’s request and option, all tangible embodiments (and all copies) of the Confidential Information that are in Purchaser’s or any of its Affiliates’ or other Representatives’ possession.

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(b) In the event that this Agreement is terminated by Seller pursuant to Section 11.01(c), then Purchaser shall pay to Seller an amount equal to the Reverse Termination Fee by wire transfer of immediately available funds, within thirty (30) days after such termination. In the event that this Agreement is terminated by Purchaser pursuant to Section 11.01(d), then Seller shall pay to Purchaser an amount equal to the Reverse Termination Fee by wire transfer of immediately available funds, within thirty (30) days after such termination. Any payment of the Reverse Termination Fee shall be deemed to be liquidated damages and not a penalty, and in no event shall any Party be required to pay the Reverse Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated pursuant to Section 11.01 (other than pursuant to Section 11.01(c)), Seller shall pay to Purchaser the Termination Diligence Fee, by wire transfer of immediately available funds, within thirty (30) days after such termination. Any payment of the Termination Diligence Fee shall be deemed to be liquidated damages and not a penalty, and in no event shall Seller be required to pay the Termination Diligence Fee on more than one occasion. For the avoidance of doubt, (i) in no event shall the Termination Diligence Fee exceed $520,000, and (ii) in the event this Agreement is terminated by Purchaser pursuant to Section 11.01(d), then Seller shall pay to Purchaser both the Reverse Termination Fee and the Termination Diligence Fee. Notwithstanding anything to the contrary herein, in the event that this Agreement is terminated by Purchaser solely as a result of any failure to reach an agreement or obtain approval from the County with respect to the FILOT Agreements, Seller shall have no obligation to pay to Purchaser the Reverse Termination Fee.

(d) In the event that this Agreement is terminated by Purchaser pursuant to Section 11.01(d) solely as a result of Seller’s agreement to enter into an Alternative Transaction in breach of Section 7.13(a), then Seller will pay (or cause to be paid) to Purchaser the Reverse Termination Fee, which, solely for purposes of this Section 11.02(d), shall be $7,500,000, in addition to the Termination Diligence Fee.

(e) Notwithstanding anything to the contrary herein, in the event that the Reverse Termination Fee is payable pursuant to Section 11.02(b) or Section 11.02(d), and/or the Termination Diligence Fee is payable pursuant to Section 11.02(c), Seller’s receipt of the Reverse Termination Fee, and Purchaser’s receipt of the Reverse Termination Fee and the Termination Diligence Fee, as applicable, in full, shall be the sole and exclusive remedy of Seller or Purchaser, as applicable, against the other Party, for any damages suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither Party shall have any further Liability to the other Party relating to or arising out of this Agreement or the Transaction, and the Parties shall be deemed to have waived all other remedies (excluding equitable remedies pursuant to Section 13.13) with respect to any and all damages or Liabilities suffered or incurred in connection with this Agreement and the Transaction; provided, that regardless of whether Seller or Purchaser pays or is obligated to pay the Reverse Termination Fee as a result of a termination of this Agreement, nothing in this Section 11.02(e) shall release Seller or Purchaser, as applicable, from liability for a termination of this Agreement that was the result of a Willful Breach of this Agreement by such Party. For the avoidance of any doubt, and notwithstanding anything herein to the contrary, in no event shall the aggregate amount of the Reverse Termination Fee payable by Seller exceed $7,500,000, which shall be payable in addition to the Termination Diligence Fee.

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(f) The Parties acknowledge and agree that the agreements contained in this Section 11.02 are an integral part of the Transaction and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails to promptly pay the Reverse Termination Fee and/or Termination Diligence Fee, as applicable, when due pursuant to Section 11.02(b), Section 11.02(c) or Section 11.02(d), such Party shall also pay any reasonable and documented costs and expenses incurred by the other Party in connection with enforcing this Agreement to obtain payment of such unpaid Reverse Termination Fee and/or Termination Diligence Fee (including by legal action), as applicable, together with interest on the amount of such unpaid amounts at lesser of (i) ten percent (10%) per annum and (ii) the maximum rate permitted by applicable Law, calculated on a daily basis from the date such Reverse Termination Fee and/or Termination Diligence Fee, as applicable, becomes due until the date such amount is paid.

Article XII
INDEMNIFICATION

Section 12.01 Survival. Subject to the limitations and other provisions of this Agreement (including the last sentence of this Section 12.01), each of the Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of each of the Parties set forth in this Agreement shall survive the Closing solely for the purposes of this Article XII and shall terminate and be of no further force or effect on the date that is fifteen (15) months after the Closing Date; provided, that (i) the Seller Fundamental Representations and Purchaser Fundamental Representations shall terminate and be of no further force or effect on the date that is seven (7) years after the Closing Date and (ii) the representations and warranties included in Section 5.10 (Tax Matters) shall survive until the 60th day following the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements that by their express terms require performance after the Closing shall survive the Closing in accordance with their respective terms, if any, or otherwise until fully performed. This Section 12.01 shall not in any way limit any claim or recovery available to Purchaser and its direct and indirect equityholders and Affiliates, and each of their respective Representatives (each a “Purchaser Indemnitee” and together the “Purchaser Indemnitees”) under the R&W Insurance Policy, if any.

Section 12.02 Indemnification Parameters – Indemnification by Seller.

(a) Indemnification by Seller. Subject to the other terms and conditions of this Article XII, Seller shall indemnify and defend each of the Purchaser Indemnitees against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any breach of a Seller General Representation;

(ii) any breach of a Seller Fundamental Representation;

(iii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate delivered hereunder;

(iv) any Excluded Asset or Excluded Liability; or

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(v) any Third-Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (including the equityholders) conducted, existing or arising on or prior to the Closing Date.

(b) Priority of Recovery; Certain Limitations on Indemnification of Purchaser Indemnitees.

(i) With respect to any Losses claimed by the Purchaser Indemnitees in respect of claims for indemnification under Section 12.02(a)(i) for breach of the Seller General Representations:

A.	The aggregate maximum Liability of Seller in respect of all such Losses shall not exceed the Seller Retention Portion Amount.

B.	The priority of recovery in respect of such Losses shall be such that any such Losses will be recoverable (A) first, to the extent that some or all of the Purchaser Retention Portion Amount remains to be satisfied, from the Purchaser, until an amount equal to the Purchaser Retention Portion Amount then remaining to be satisfied at such time has been satisfied (for the avoidance of any doubt, the Purchaser Retention Portion Amount shall not be reduced by any amounts paid by Seller in respect of Losses in excess of the Seller Retention Portion Amount pursuant to clause (B) of Section 12.02(b)(ii)(B)); (B) second, to the extent that some or all of the Retention Amount remains to be satisfied, from Seller, in an amount equal to the lesser of (x) the remaining amount of such Losses not satisfied in accordance with the foregoing clause (A), (y) the remaining portion of the Seller Retention Portion Amount not yet satisfied at such time (taking into account, for the avoidance of any doubt, the aggregate portion of the Seller Retention Portion Amount paid in respect of Losses pursuant to clause (A) of Section 12.02(b)(ii)(B) at such time) or (z) the remaining portion of the Retention Amount not yet satisfied at such time; and (C) third, from the R&W Insurance Policy in accordance with the terms thereof in an amount equal to the lesser of (x) the remaining amount of such Losses not satisfied in accordance with the foregoing clauses (A) and (B) and (y) the then remaining amount of coverage available under the R&W Insurance Policy, up to the R&W Insurance Policy Limit.

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(ii) With respect to any Losses claimed by the Purchaser Indemnitees in respect of claims for indemnification under Section 12.02(a)(ii) for breach of the Seller Fundamental Representations:

A.	The aggregate maximum Liability of Seller in respect of all such Losses shall be an amount equal to the Purchase Price (the “R&W Breach Cap”).

B.	The priority of recovery in respect of such Losses shall be such that any such Losses will be recoverable (A) first, to the extent that some or all of the Seller Retention Portion Amount remains to be satisfied (taking into account, for the avoidance of any doubt, the aggregate portion of the Seller Retention Portion Amount paid in respect of Losses pursuant to clause (B) of Section 12.02(b)(i)(B) at such time), from Seller, until an amount equal to the Seller Retention Portion Amount then remaining to be satisfied at such time has been satisfied; (B) second, only to the extent that (I) the claim does not relate to a True Fundamental Representation (as defined in the R&W Insurance Policy) and (II) after application of the Seller Retention Portion Amount and any portion of the Purchaser Retention Portion Amount then paid in respect of Losses pursuant to clause (A) of Section 12.02(b)(i)(B), some or all of the Retention Amount remains outstanding (any such amount, the “Outstanding Retention Amount”), from Seller, in an amount equal to the lesser of (x) the remaining amount of such Losses not satisfied in accordance with the foregoing clause (A) and (y) the Outstanding Retention Amount at such time; (C) third, from the R&W Insurance Policy in accordance with the terms thereof in an amount equal to the lesser of (x) the remaining amount of such Losses not satisfied in accordance with the foregoing clauses (A) and (B) and (y) the R&W Insurance Policy Limit; and (D) fourth, to the extent that some or all of the R&W Breach Cap remains to be satisfied, from Seller, in an amount equal to the lesser of (x) the remaining amount of such Losses not satisfied in accordance with the foregoing clauses (A), (B) and (C) and (y) the remaining portion of the R&W Breach Cap not yet satisfied at such time.

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(iii) The amount of any Losses recoverable by the Purchaser Indemnitees for any claim against Seller pursuant to this Article XII shall, in each case, be calculated net of any third party insurance proceeds or other similar recovery actually received by the Purchaser Indemnitees under third party insurance policies (including under the R&W Insurance Policy) or other similar arrangements on account of such Losses, net of the aggregate amount of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection, including any deductibles, retentions (excluding the Purchaser Retention Portion Amount with respect to Losses in respect of claims for breaches of Seller General Representations and Seller Fundamental Representations) or similar costs or payments and any increases in premiums (collectively, “Recovery Costs”). The Purchaser Indemnitees shall use commercially reasonable efforts to seek full recovery under third party insurance policies (including the R&W Insurance Policy) and other similar arrangements for Losses for such claims to the same extent as such Person would if such Losses were not subject to indemnification hereunder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnitees shall be entitled to seek indemnification under this Section 12.02 concurrently with seeking recovery from any third party insurance policies (including the R&W Insurance Policy) or other similar arrangements. In the event that an insurance recovery under a third party insurance policy (including the R&W Insurance Policy) or similar arrangement is actually received by the Purchaser Indemnitees with respect to any Losses for which the Purchaser Indemnitees have been indemnified under this Article XII, then a refund shall be promptly made to Seller by the Purchaser Indemnitees in an amount equal to the lesser of (A) the aggregate amount of such insurance recovery actually received by the Purchaser Indemnitees, net of any Recovery Costs, and (B) the amount of the indemnification payment previously received by the Purchaser Indemnitees pursuant to this Article XII with respect to such Losses. No Purchaser Indemnitee shall be entitled to indemnification for Losses to the extent such Losses (or portions thereof) are specifically taken into account as a dollar-for-dollar reduction in the calculation of the Purchase Price pursuant to Section 3.03. No Indemnified Party shall be entitled to indemnification to the extent any Losses were caused by such Indemnified Party’s bad faith, fraud or willful misconduct. Each Party shall use commercially reasonable efforts to mitigate any Losses in respect of which it claims indemnification under this Article XII.

Section 12.03 Indemnification Parameters – Indemnification by Purchaser.

(a) Indemnification by Purchaser. Subject to the other terms and conditions of this Article XII, Purchaser shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any breach of a Purchaser General Representation;

(ii) any breach of a Purchaser Fundamental Representation;

(iii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement;

(iv) any Assumed Liability; or

(v) any Third-Party Claim or Losses based upon, resulting from or arising out of (A) the Businesses, (B) the Purchased Assets or (C) any other obligations of the Purchaser or any of its Affiliates conducted or arising after the Closing Date.

(b) Certain Limitations on Indemnification of Seller Indemnitees. The right of the Seller Indemnitees to recover indemnifiable Losses, subject to, and in accordance with, the other limitations, conditions, terms and provisions of this Article XII, shall be as follows:

(i) Any Losses claimed by a Seller Indemnitee in respect of claims for indemnification under Section 12.03(a)(i) for a breach of a Purchaser General Representation will be recoverable from Purchaser up to an aggregate maximum amount equal to the amount of the R&W Insurance Policy Limit;

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(ii) Any Losses claimed by a Seller Indemnitee in respect of claims for indemnification under Section 12.03(a)(ii) for a breach of a Purchaser Fundamental Representation will be recoverable from Purchaser up to an aggregate maximum amount equal to the R&W Breach Cap.

Section 12.04 Indemnification Procedures. The Party making a claim under this Article XII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article XII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or, except and only to the extent, the failure to give such prompt written notice otherwise prejudices the rights of the Indemnifying Party to defend the applicable Third-Party Claim. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party and, except with respect to any Special Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 12.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 12.04(b), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 7.03) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 12.04(b). If a firm offer is made to settle a Third-Party Claim without leading to a finding or admission of wrongdoing or a liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations, including any restrictions on the operations of the Businesses, in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 12.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 12.05 Tax Treatment. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 12.06 Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether a breach of the representations and warranties set forth in Article V and Article VI has occurred and the amount of Losses arising therefrom, each such representation and warranty set forth in Article V and Article VI, other than those set forth in Section 5.03 and in respect of the terms “Material Contract”, “Material Permit” or any other defined term in which the word “material” is used as part of the defined term, shall be read without regard and with-out giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty). For the avoidance of doubt, this Section 12.06 shall not apply for purposes of determining whether Seller has fulfilled its obligations under Section 8.01.

Section 12.07 Other R&W Insurance Matters. Parties acknowledge and agree that the R&W Insurance Policy is intended to be a Contract between the Purchaser and the R&W Insurer, separate and apart from this Agreement, and that none of the limitations on indemnification set forth herein (including in this Article XII) are intended to limit the right of the Purchaser or any of its Affiliates under the R&W Insurance Policy.

Section 12.08 Limitation on Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY THE DISCLOSURE SCHEDULE), SELLER IS NOT MAKING (AND WILL NOT BE DEEMED TO HAVE MADE), AND NOR WILL SELLER (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO OR RESULTING FROM, IN EACH CASE, ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE PURCHASED ASSETS, SELLER, OR THE BUSINESSES, FINANCIAL CONDITION, ASSETS OR LIABILITIES OF SELLER, INCLUDING FORWARD-LOOKING STATEMENTS OR ANY STATEMENTS OR REPRESENTATIONS MADE IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, MANAGEMENT PRESENTATION OR ANY MATERIALS IN THE SELLER’S VIRTUAL DATASITE (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”). PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVE AND ARE NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT, AND PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF SELLER (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE PURCHASED ASSETS, INCLUDING IMPLIED WARRANTIES OF FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 12.08, NOTHING HEREIN SHALL PROHIBIT A CLAIM OF FRAUD.

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Section 12.09 Exclusive Remedy. Following the Closing, except for (a) Fraud, (b) the matters covered by Section 3.03, (c) a Party’s right to seek specific performance or other equitable relief pursuant to Section 13.13, and (d) a Party’s rights under the other Transaction Documents, this Article XII constitutes the sole and exclusive remedy of the Purchaser Indemnitees and Seller Indemnitees for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that any Party may at any time suffer or incur, or become subject to, as a result of, or in connection with, this Agreement. Notwithstanding anything herein to the contrary, in no event shall any Indemnifying Party be liable to any Indemnified Party for any Losses that constitute incidental, consequential, special, indirect, punitive or exemplary damages, but only to the extent such Losses are excluded under the R&W Insurance Policy.

Section 12.10 Special Rule for Fraud. Notwithstanding the foregoing or anything else to the contrary in this Agreement (and in the event of any conflict, discrepancy or inconsistency between this Section 12.10 or any other provision in this Agreement, it is expressly acknowledged and agreed that this Section 12.10 shall control), in the event of any breach of a representation, warranty, covenant, agreement or obligation that results from Fraud by or on behalf of the Seller in connection with the consummation of the Transaction, then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the Transaction and will continue in full force and effect for the period of the applicable statute of limitations, (b) the limitations set forth in Section 12.02(b)(i) and Section 12.02(b)(ii) will not apply to any Losses that any Purchaser Indemnitee may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach; and (c) none of such Losses shall be subject to or shall count towards the satisfaction of the R&W Breach Cap.

Article XIII
MISCELLANEOUS

Section 13.01 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection herewith, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

Ingevity Corporation
4920 O’Hear Avenue, Suite 400
North Charleston, South Carolina 29405
Telephone: (843) 740-2300
Attention: Ryan Fisher; Ben Needham
Email: legal@ingevity.com; benjamin.needham@ingevity.com

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With a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
2850 N. Harwood Street, Suite 1100
Dallas, Texas 75201
Phone: (214) 210-1200
Attention: Todd Thorson; Ryan Gorsche
E-Mail: tthorson@bakerlaw.com; rgorsche@bakerlaw.com

If to Purchaser, to:

Mainstream Pine Products, LLC
10955 Lowell Avenue, Suite 600
Overland Park, KS 66210
Attention: Rob Helwick, President & CEO
Email: rhelwick@mainstreampineproducts.com

-and-

With a copy (which shall not constitute notice) to:

Endeavor Law Firm LLC
10955 Lowell Avenue, Suite 600
Overland Park, KS 66210
Attention: Frank Brady
Email: fbrady@endeavorlawfirmllc.com

-and-

With a copy (which shall not constitute notice) to:

Polsinelli PC

900 West 48th Place, Suite 900

Kansas City, MO 64112

Attention: Scott M. Herpich

Email: sherpich@polsinelli.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 13.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 13.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 5:00 p.m. Eastern Standard Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 5:00 p.m. Eastern Standard Time on any Business Day or during any non-Business Day at the place of receipt.

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Section 13.02 Entire Agreement. This Agreement and the other Transaction Documents supersede all prior discussions and agreements among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

Section 13.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Whenever this Agreement refers to a number of days, such number of days shall refer to Calendar Days unless Business Days are specified. If Business Days are specified and the day the action is to be taken is not a Business Day, such action shall be valid if taken on the next successive Business Day. Definitions will be equally applicable to both the singular and plural forms of the terms defined. Any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement only if such document or item is included in the Data Room at least two (2) Business Days prior to the Closing Date (such date at least two (2) Business Days prior to the Closing Date, the “Upload Cutoff Date”) and remains in the Data Room through the Closing Date.

Section 13.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement and the other Transaction Documents are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transaction.

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Section 13.05 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms in the Disclosure Schedule have the respective meanings assigned in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Seller may have included in the Disclosure Schedule certain items that are not material, and any such inclusion (including any references to dollar amounts) shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. A disclosure made by Seller in any section of the Disclosure Schedule (or subparts thereof) that, on its face, reasonably relates to and informs Purchaser of information with respect to another section of this Agreement or the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder will be deemed to have been made with respect to all such other sections of this Agreement and the Disclosure Schedule (or subparts thereof), notwithstanding any cross-references (which are included solely as a matter of convenience) or lack of a schedule reference in any representation or warranty.

Section 13.06 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 13.07 Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by each Party.

Section 13.08 No Third Party Beneficiary. Except as provided in Section 7.07, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the Parties’ intention to confer third party beneficiary rights upon any other Person.

Section 13.09 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void ab initio; provided, however, that Seller may assign this Agreement to any Affiliate of Seller without any prior consent of the Purchaser.

Section 13.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

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Section 13.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 13.12 Governing Law; Jurisdiction.

(a) THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, AND ANY ACTIONS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), EXCLUDING ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION SHALL BE IN THE STATE COURTS OF THE STATE OF DELAWARE, OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NEITHER PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTION IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS Section 13.12 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS Section 13.12 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.

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Section 13.13 Specific Performance. Notwithstanding anything to the contrary in this Agreement, (a) each Party recognizes and acknowledges that a breach by it of any covenants, agreements or obligations contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which each Party hereby waives), be entitled to seek the remedy of specific performance of such covenants, agreements and obligations, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled; (b) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of any covenants, agreements or obligations contained in this Agreement; and (c) in the event that any Action is brought in equity to enforce such covenants or agreements, neither Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law.

Section 13.14 Non-Recourse. This Agreement shall be enforceable only against, and any Action based upon, arising under, out of or in connection with, or related in any manner to this Agreement, the other Transaction Documents or the Transaction shall be brought only against the Parties, and then only with respect to the specific obligations set forth in this Agreement applicable to such Party. No Person that is not a Party, including any past, present or future Representative or Affiliate of a Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with, or related in any manner to this Agreement, the other Transaction Documents or the Transaction, or based upon, in respect of or by reason of the Transaction Documents or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each Party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates; (b) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a Party or otherwise impose the Liability of a Party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement, the other Transaction Documents and any representation or warranty made in, in connection with or as an inducement hereto or thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each Party as of the Signing Date.

SELLER:

INGEVITY CORPORATION

By:	/s/ David H. Li
Name:	David H. Li
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each Party as of the Signing Date.

PURCHASER:

MAINSTREAM PINE PRODUCTS, LLC

By:	/s/ Mark C. Demetree
Name:	Mark C. Demetree
Title:	Manager

[Signature Page to Asset Purchase Agreement]